UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Investors Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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101 JFK Parkway

Short Hills, New Jersey 07078

April 9, 2020

Dear Fellow Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders of Investors Bancorp, Inc., which will be held on May 19, 2020, at 9:00 a.m., local time.  Please be advised that, due to the outbreak of Coronavirus Disease 19 (COVID-19), the Annual Meeting will be held exclusively as a virtual meeting accessible at www.proxydocs.com/ISBC.

The business to be conducted at the Annual Meeting consists of the election of three directors, an advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020. Your Board of Directors has determined that an affirmative vote on each of these matters is in the best interests of Investors Bancorp, Inc. and its stockholders and unanimously recommends a vote “FOR” the election of each of the nominees for director, “FOR” approval on an advisory basis of executive compensation and “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

In light of ongoing developments related to COVID-19 and after careful consideration, your Board of Directors has determined to hold a virtual Annual Meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location, at no cost and in compliance with governmental social distancing requirements.  We believe that this is the right choice for Investors Bancorp at this time, as it enables engagement with our stockholders, regardless of size, resources or location, while safeguarding the health of our stockholders, Board of Directors and management.  We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting.  You will be able to attend the meeting online, vote your shares electronically and submit questions before and during the meeting by visiting www.proxydocs.com/ISBC.

To attend the virtual Annual Meeting, please register in advance at www.proxydocs.com/ISBC.  The deadline to register to attend the virtual Annual Meeting is Friday, May 15, 2020 at 5:00 p.m., Eastern Time.

Your Board of Directors believes that the determination to hold a virtual Annual Meeting at this time of uncertainty due to COVID-19 is the right decision for our stockholders.  Conditions permitting, we fully anticipate returning to an in-person format for our 2021 Annual Meeting.

Your vote is very important. Whether or not you plan to attend the virtual Annual Meeting, please promptly submit your vote by Internet, telephone or mail, as applicable, to ensure that your shares are represented at the Annual Meeting.

On behalf of the Board of Directors, officers and employees of Investors Bancorp, Inc., we thank you for your continued support.

Sincerely,

/s/ Kevin Cummings
Kevin Cummings
Chairman and Chief Executive Officer

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

(973) 924-5100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 19, 2020

NOTICE IS HEREBY GIVEN THAT the 2020 Annual Meeting of Stockholders of Investors Bancorp, Inc. will be held on May 19, 2020, at 9:00 a.m., local time. Please be advised that, due to the outbreak of Coronavirus Disease 19 (COVID-19), the Annual Meeting will be held exclusively as a virtual meeting accessible at www.proxydocs.com/ISBC. The Annual Meeting will be held to consider and vote upon the following matters:

1.	The election of three persons to serve as directors of Investors Bancorp, Inc., each for a three-year term, and until their successors are elected and qualified.
2.	An advisory (non-binding) vote to approve the compensation paid to our Named Executive Officers.
3.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2020.
4.	The transaction of such other business as may properly come before the Annual Meeting, and any adjournment or postponement of the Annual Meeting.

In light of ongoing developments related to COVID-19 and after careful consideration, your Board of Directors has determined to hold a virtual Annual Meeting in order to facilitate stockholder attendance and participation by enabling stockholders to participate from any location, at no cost and in compliance with governmental social distancing requirements.  We believe that this is the right choice for Investors Bancorp at this time, as it enables engagement with our stockholders, regardless of size, resources or location, while safeguarding the health of our stockholders, Board of Directors and management.  We are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting.  You will be able to attend the meeting online, vote your shares electronically and submit questions before and during the meeting by visiting www.proxydocs.com/ISBC.

To attend the virtual Annual Meeting, please register in advance at www.proxydocs.com/ISBC.  The deadline to register to attend the virtual Annual Meeting is Friday, May 15, 2020 at 5:00 p.m., Eastern Time.

Your Board of Directors believes that the determination to hold a virtual Annual Meeting at this time of uncertainty due to COVID-19 is the right decision for our stockholders.  Conditions permitting, we fully anticipate returning to an in-person format for our 2021 Annual Meeting.

The Board of Directors of Investors Bancorp, Inc. has fixed March 23, 2020 as the record date for determining the stockholders entitled to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting.

The Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in the Proxy Statement, “FOR” approval on an advisory basis of executive compensation and “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2020.

Whether or not you plan to attend the virtual Annual Meeting, please promptly submit your vote by Internet, telephone or mail, as applicable, to ensure that your shares are represented at the Annual Meeting.

By Order of the Board of Directors Investors Bancorp, Inc.

/s/ Brian F. Doran
Brian F. Doran, Esq.
Corporate Secretary

Short Hills, New Jersey

April 9, 2020

Internet Availability of Proxy Materials

We are relying upon a U.S. Securities and Exchange Commission rule that allows us to furnish proxy materials to stockholders over the Internet. As a result, beginning on or about April 9, 2020, we sent by mail a Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report to Stockholders, over the Internet and how to vote. Internet availability of our proxy materials is designed to expedite receipt by stockholders and lower the cost and environmental impact of our Annual Meeting. However, if you received such a notice and would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

If you hold our common stock through more than one account, you may receive multiple copies of these proxy materials and will have to follow the instructions for each in order to vote all of your shares of our common stock.

Our Proxy Statement and 2019 Annual Report to Stockholders are available at www.proxydocs.com/ISBC.

i

General Information

Investors Bancorp, Inc. (“Investors Bancorp” or the “Company”), a Delaware corporation, is the bank holding company for Investors Bank, a FDIC-insured, New Jersey-chartered commercial bank. Investors Bancorp had $26.70 billion in total assets and 147 full-service banking offices in New Jersey and New York at December 31, 2019. Investors Bancorp’s principal executive offices are located at 101 JFK Parkway, Short Hills, New Jersey 07078, and our telephone number is (973) 924-5100.

The Board of Directors of Investors Bancorp is soliciting proxies for our 2020 Annual Meeting of Stockholders, and any adjournment or postponement of the meeting (“Annual Meeting”). The Annual Meeting will be held on May 19, 2020 at 9:00 a.m., local time. Due to the outbreak of Coronavirus Disease 19 (COVID-19), the Annual Meeting will be held exclusively as a virtual meeting accessible at www.proxydocs.com/ISBC.  To attend the virtual Annual Meeting, please register in advance at www.proxydocs.com/ISBC.  The deadline to register to attend the virtual Annual Meeting is Friday, May 15, 2020 at 5:00 P.M., Eastern Time.  Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting, to vote online, and will also permit you to submit questions. The Company intends to return to an in-person Annual Meeting of Stockholders in 2021.

A Notice Regarding the Availability of Proxy Materials is first being sent to stockholders of Investors Bancorp on or about April 9, 2020.

Questions and Answers about the Annual Meeting and Voting

When and where is the annual meeting?

The Annual Meeting will be held on May 19, 2020 at 9:00 a.m., local time. Due to the outbreak of Coronavirus Disease 19 (COVID-19), the Annual Meeting will be held exclusively as a virtual meeting accessible at www.proxydocs.com/ISBC. To attend the virtual Annual Meeting, please register in advance at www.proxydocs.com/ISBC.  The deadline to register to attend the virtual Annual Meeting is Friday, May 15, 2020 at 5:00 P.M., Eastern Time.  Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting, to vote online, and will also permit you to submit questions.  The Company intends to return to an in-person Annual Meeting of Stockholders in 2021.

What is the purpose of the annual meeting?

To consider and vote on the election of three directors, the approval of the compensation paid to our Named Executive Officers on an advisory (non-binding) basis and the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2020.

You may be asked to vote upon other matters that may properly be submitted to a vote at the Annual Meeting. We may adjourn or postpone the Annual Meeting for the purpose, among others, of allowing additional time to solicit proxies.

Who is entitled to vote at the meeting, and what are my voting rights?

The Board of Directors has set March 23, 2020 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Accordingly, only holders of record of shares of Investors Bancorp common stock, par value $0.01 per share, at the close of business on such date will be entitled to vote at the Annual Meeting.

On March 23, 2020, 247,427,343 shares of Investors Bancorp common stock were outstanding and held by approximately 15,700 holders of record.

Each holder of shares of Investors Bancorp common stock outstanding on March 23, 2020 will be entitled to one vote for each share held of record. However, Investors Bancorp’s certificate of incorporation provides that stockholders of record who beneficially own in excess of 10% of the then outstanding shares of common stock of Investors Bancorp are not entitled to vote any of the shares held in excess of that 10% limit. A person or entity is deemed to beneficially own shares that are owned by an affiliate of, as well as by any person acting in concert with, such person or entity.

How many shares must be present to hold the meeting?

The presence, via attendance at the virtual Annual Meeting or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Bancorp common stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining whether a quorum is present. A proxy submitted by a broker on certain “non-routine” matters over which the broker has not received voting instructions from a stockholder and over which the broker does not have discretion to vote the shares is sometimes referred to as a broker non-vote. At the Annual Meeting, the proposal to elect directors and the advisory vote to approve executive compensation are each considered a “non-routine” matter, and accordingly, if you do not instruct your broker how to vote on these matters, no votes will be cast on your behalf.

What vote is required to approve the proposals, and what are the effects of abstentions and broker non-votes?

Subject to the Board’s majority voting policy described in this Proxy Statement, directors are elected by a plurality of votes cast.

The advisory vote to approve executive compensation and the ratification of KPMG LLP as the independent registered public accounting firm are determined by a majority of the votes cast. In each case, proxies marked “ABSTAIN” or broker non-votes received will have no effect on the approval of the proposal.

What does the Board recommend?

Your Board of Directors unanimously recommends that you vote “FOR” each of the nominees for director listed in this Proxy Statement, “FOR” approval on a non-binding advisory basis of the executive compensation paid to our Named Executive Officers and “FOR” the ratification of KPMG LLP as Investors Bancorp’s independent registered public accounting firm for the year ending December 31, 2020.

How do I vote shares held of record?

•

During the virtual Annual Meeting. All stockholders of record may vote during the virtual Annual Meeting. Beneficial owners may vote during the virtual Annual Meeting if they have a legal proxy from their bank or broker.

•

By telephone or Internet (see the instructions at www.proxydocs.com/ISBC). Beneficial owners may also vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will include the instructions with the proxy materials.

•

By written proxy. All stockholders of record can vote by written proxy card. If you received a printed copy of this Proxy Statement, you may vote by signing, dating and mailing the enclosed proxy card, or if you are a beneficial owner, you may request a voting instruction form from your bank or broker.

What if I do not specify how I want my shares voted?

If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the Board’s recommendations.

How do I vote shares held in Investors Bank’s Employee Stock Ownership Plan or 401(k) Plan?

If you are a participant in our Employee Stock Ownership Plan or 401(k) Plan through which you own shares of our common stock, you will have received a Notice Regarding the Availability of Proxy Materials. Under the terms of these plans, the trustee votes all shares held by the plan, but each participant may direct the trustee how to vote the shares of our common stock allocated to his or her plan account. If you own shares through any of these plans and you do not vote by May 14, 2020, the respective plan trustees will vote your shares in accordance with the terms of the respective plans.

Can I change my vote after submitting my proxy?

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. You may revoke your proxy by:

•	submitting written notice of revocation to the Corporate Secretary of Investors Bancorp prior to the voting of such proxy;
•	submitting a properly executed proxy bearing a later date;
•	voting again by telephone or Internet (provided such vote is received on a timely basis); or
•	voting during the virtual Annual Meeting; however, simply attending the Annual Meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to:

Investors Bancorp, Inc.

101 JFK Parkway

Short Hills, New Jersey 07078

Attention:    Brian F. Doran, Esq., Corporate Secretary

If your shares are held in street name, you should follow your broker’s instructions regarding the revocation of proxies.

Who pays the expenses of this proxy solicitation?

Investors Bancorp will bear the entire cost of soliciting proxies. In addition to solicitation of proxies by mail, Investors Bancorp will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Investors Bancorp common stock and secure their voting instructions, if necessary. Investors Bancorp will reimburse such holders of record for their reasonable expenses in taking those actions. EQ Proxy Services will assist us in soliciting proxies and we have agreed to pay them a fee of $7,000 plus reasonable expenses for their services. Innisfree M&A Incorporated, which has been providing assistance in connection with stockholder advisory services, will also assist in soliciting proxies and we have agreed to pay them a fee of $20,000. If necessary, Investors Bancorp may also use several of its regular employees, who will not be specially compensated, to solicit proxies from stockholders, personally or by telephone, facsimile or letter. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Security Ownership of Certain Beneficial Owners and Management

Persons and groups who beneficially own in excess of five percent of Investors Bancorp’s common stock are required to file certain reports with the Securities and Exchange Commission (“SEC”) regarding such beneficial ownership. The following table sets forth, as of March 23, 2020, certain information as to the shares of Investors Bancorp common stock owned by persons who beneficially own more than five percent of Investors Bancorp’s issued and outstanding shares of common stock. We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of Investors Bancorp common stock as of March 23, 2020. For purposes of the following table and the table included under the heading “Directors and Executive Officers,” and in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner of any shares of common stock (i) over which he or she has, or shares, directly or indirectly, voting or investment power, or (ii) as to which he or she has the right to acquire beneficial ownership at any time within 60 days after March 23, 2020.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding (1)
Fuller & Thaler Asset Management, Inc. 411 Borel Avenue, Suite 300 San Mateo, CA 94402	21,712,847	(2)	8.78%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	20,956,177	(3)	8.47%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,414,109	(4)	7.44%
Investors Bank Employee Stock Ownership Plan Trust Trustee: TI-Trust, Inc. 2900 North 23rd Street Quincy, IL 62305	15,302,849	(5)	6.18%
Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One Austin, TX 78746	12,678,271	(6)	5.12%

(1)	Based on 247,427,343 shares of Investors Bancorp common stock outstanding as of March 23, 2020.
(2)	Based on a Schedule 13G/A filed with the SEC on February 14, 2020 by Fuller & Thaler Asset Management, Inc.
(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group.
(4)	Based on a Schedule 13G/A filed with the SEC on February 5, 2020 by BlackRock, Inc.
(5)	Based on a Schedule 13G/A filed with the SEC on February 11, 2020 by TI-Trust, Inc.
(6)	Based on a Form 13F filed with the SEC on February 14, 2020 by Dimensional Fund Advisors LP.

Directors and Executive Officers

The following table sets forth information about shares of Investors Bancorp common stock owned by each nominee for election as director, each incumbent director, each Named Executive Officer identified in the Summary Compensation Table included elsewhere in this Proxy Statement, and all nominees, incumbent directors and executive officers as a group, as of March 23, 2020.

Name	Position(s) held with Investors Bancorp Inc. and/or Investors Bank	Shares Owned Directly and Indirectly (1)	Options Exercisable within 60 days	Beneficial Ownership	Percent of Class	Unvested Stock Awards Included in Beneficial Ownership
NOMINEES
Dennis M. Bone	Lead Independent Director	155,674	—	155,674	*	10,430
Doreen R. Byrnes	Director	116,694	—	116,694	*	10,431
William V. Cosgrove	Director	147,880	—	147,880	*	10,430
INCUMBENT DIRECTORS
Kevin Cummings	Chairman and Chief Executive Officer	1,846,131	131,280	1,977,411	*	379,762
Michele N. Siekerka	Director	172,699	—	172,699	*	10,431
Paul N. Stathoulopoulos	Director	215,430	—	215,430	*	10,430
Robert C. Albanese	Director	107,419	—	107,419	*	10,431
Domenick A. Cama	Director, President and Chief Operating Officer	1,421,209	105,024	1,526,233	*	303,810
James J. Garibaldi	Director	91,980	—	91,980	*	10,430
James H. Ward III	Director	436,400	—	436,400	*	10,431
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
Richard S. Spengler	Executive Vice President and Chief Lending Officer	693,713	407,618	1,101,331	*	195,428
Paul Kalamaras	Executive Vice President and Chief Risk Officer	629,801	407,618	1,037,419	*	207,428
Sean Burke	Executive Vice President and Chief Financial Officer	249,412	358,094	607,506	*	166,000
All directors and executive officers as a group (13 persons)(2)		6,284,442	1,409,634	7,694,076	3.11%	1,335,872

*	Less than 1%
(1)	Unless otherwise indicated, each person effectively exercises sole, or shared with spouse, voting and/or dispositive power as to the shares reported.
(2)

Includes 139,877 shares of common stock allocated to the accounts of executive officers under the Investors Bank Employee Stock Ownership Plan (“ESOP”) and excludes the remaining 15,162,972 shares of common stock of which 11,368,750 are unallocated and held for the future benefit of all employee participants. Under the terms of the ESOP, shares of common stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP Trustee in the same proportion as the vote obtained from participants on allocated shares. Includes 52,924 shares of common stock held through the Investors Bank 401(k) Plan (the “401(k) Plan”).

Proposal I–Election of Directors

General

Investors Bancorp’s Board of Directors currently consists of 10 members and is divided into three classes, with one class of directors elected each year. Each of the 10 members of the Board of Directors also serves as a director of Investors Bank. The current Bylaws of Investors Bancorp provide that a director shall retire from the Board at the annual meeting of the Board immediately following the year in which the director attains age 75.

Three directors will be elected at the Annual Meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Dennis Bone, Doreen Byrnes and William Cosgrove for election as directors, each of whom has agreed to serve if so elected. All will serve until their respective successors have been elected and qualified.

Except as disclosed in this proxy statement, there are no arrangements or understandings between any nominee and any other person pursuant to which any such nominee was selected. Unless authority to vote for the nominees is withheld, it is intended that the shares represented by your proxy card, if executed and returned, will be voted “FOR” the election of all nominees.

If any nominee is unable or declines to serve, the persons named in the proxy card as proxies will vote with respect to a substitute nominee designated by Investors Bancorp’s Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees would be unable or would decline to serve, if elected.

Investors Bancorp’s Board of Directors recommends a vote “FOR” the election of the nominees for Director named in this proxy statement.

Directors and Executive Officers of Investors Bancorp

The following table states our directors’ names, their ages as of March 23, 2020, and the years when they began serving as directors of Investors Bancorp and when their current term expires.

Name	Position(s) Held With Investors Bancorp	Age	Director Since	Current Term Expires
DIRECTORS
Dennis M. Bone	Lead Independent Director	68	2013	2020
Doreen R. Byrnes	Director	70	2002	2020
William V. Cosgrove	Director	72	2011	2020
Kevin Cummings	Chairman and Chief Executive Officer	65	2008	2021
Michele N. Siekerka	Director	55	2013	2021
Paul N. Stathoulopoulos	Director	72	2018	2021
Robert C. Albanese	Director	72	2013	2022
Domenick A. Cama	Director, President and Chief Operating Officer	63	2011	2022
James J. Garibaldi	Director	68	2012	2022
James H. Ward III	Director	71	2009	2022

The following information describes the business experience for each of Investors Bancorp's directors and executive officers.

Nominees for Director

Term to Expire 2023

Dennis M. Bone was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation, where he served as a director. Mr. Bone has served as Investors Bancorp’s Lead Independent Director since May 2018.  Mr. Bone is the Executive in Residence and an Advisory Board Member of the Feliciano School of Business at Montclair State University. Previously, Mr. Bone served as President of Verizon New Jersey for 12 years (until July 2012) where he was responsible for Verizon’s corporate interests across New Jersey. Mr. Bone had over 33 years’ experience with Verizon, where he served in executive management positions for 17 years. Active in his community, Mr. Bone is on the Board of Trustees of the New Jersey Center for Teaching and Learning where he is also the Treasurer, the Citizens Campaign and the Newark Alliance. In addition, Mr. Bone is Chairman of the New Jersey State Employment and Training Commission which oversees New Jersey’s Workforce System and was the founding Chairman of Choose New Jersey. Mr. Bone is also a member of Governor Murphy’s Future of Work Task Force, a member of the National Advisory Committee of the Heldrich Center for Workforce Development and is on the Advisory Board of the Feliciano Center for Entrepreneurship. Mr. Bone previously served on the Board of Trustees of the Liberty Science Center (12 years), the Board of Directors of the New Jersey Performing Arts Center (12 years), the Aviation Research Technology Park (2 years), and the New Jersey Utilities Association (12 years).  Mr. Bone has a Bachelor’s degree from West Virginia Univeristy Institute of Technology, a Master’s degree from The John Hopkins University and an MBA from Rutgers University.

The Nominating and Corporate Governance Committee believes that Mr. Bone’s experience, which brings a broader corporate perspective, as well as his extensive community involvement, to be assets to the Board of Directors.

Doreen R. Byrnes was elected to the Board of Directors of Investors Bancorp and Investors Bank in January 2002. Ms. Byrnes retired in 2007 after an employment career in the area of human resources, including having served as Executive Vice President of Human Resources of Investors Bancorp. Ms. Byrnes has a Bachelor’s degree from the University of Florida and a Master’s degree from Fairleigh Dickinson University. She is a member of the NACD and was awarded the Certificate of Director Education in 2010.

Ms. Byrnes has extensive experience with executive recruitment, retention and compensation as well as a strong understanding of the employees and markets served by Investors Bank. This experience provides a unique perspective to the Board of Directors. The Nominating and Corporate Governance Committee considers Ms. Byrnes’ skills and experience to be assets to the Board of Directors.

William V. Cosgrove was first appointed to the Board of Directors of Investors Bancorp and Investors Bank in October 2011. Mr. Cosgrove had been employed as a non-Section 16 officer of Investors Bank since Investors Bancorp’s acquisition of Summit Federal Bankshares, Inc. and Summit Federal Savings Bank in June 2008 through his retirement from Investors Bank on October 1, 2011. Mr. Cosgrove was President and Chief Executive Officer of Summit Federal Savings Bank from 2003 until the acquisition of Summit Federal Savings Bank by Investors Bank in 2008. Mr. Cosgrove has over 50 years of experience in banking and has served as president of the N.J. Council of Federal Savings Institutions, and the Union County Savings League. In addition, he served on the Board of Governors of the New Jersey Savings League. Mr. Cosgrove is a member of the NACD, where he continues his education.

Mr. Cosgrove’s extensive experience in the banking industry and local markets bring valuable expertise to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Cosgrove’s financial and leadership skills and his experience and knowledge of the financial services industry in general to be assets to the Board of Directors.

Continuing Directors

Term to Expire 2021

Kevin Cummings was appointed Chairman of the Board of Directors and Chief Executive Officer of Investors Bancorp and Investors Bank effective May 22, 2018.  He previously served as President and Chief Executive Officer of Investors Bancorp and Investors Bank since January 1, 2008 and was also appointed to serve on the Board of Directors of Investors Bancorp and Investors Bank at that time. He served as Executive Vice President and Chief Operating Officer of Investors Bank from July 2003 to January 2008. Prior to joining Investors Bank, Mr. Cummings had a 26-year career with the independent accounting firm of KPMG LLP, where he had been partner for 14 years. Immediately prior to joining Investors Bank, he was an audit partner in KPMG’s Financial Services practice in their New York City office and lead partner on a major commercial banking client. Mr. Cummings also worked in the New Jersey community bank practice for over 20 years. Mr. Cummings has a Bachelor’s degree in Economics from Middlebury College and a Master’s degree in Business Administration from Rutgers University. He is the former Chairman of the Board of the New Jersey Bankers Association and sits on the Board of Trustees of the Scholarship Fund for Inner-City Children and the Board of Trustees at St. Benedict’s Preparatory School. In addition, Mr. Cummings is a member of the Board of the Federal Home Loan Bank of New York and the Community Foundation of New Jersey.

Mr. Cummings is a certified public accountant and his background in public accounting enhances the board of directors’ oversight of financial reporting and disclosure issues. The Nominating and Corporate Governance Committee considers Mr. Cummings’ leadership skills and knowledge of accounting, auditing and corporate governance in the financial services industry to be assets to the Board of Directors.

Michele N. Siekerka was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation where she served as Chairman. Ms. Siekerka is a licensed attorney and President and CEO of New Jersey Business and Industry Association. From 2010 to 2014, Ms. Siekerka was employed by the New Jersey Department of Environmental Protection, first as an Assistant Commissioner and then she completed her service as Deputy Commissioner. From 2004 to 2010, she served as the President and Chief Executive Officer of the Mercer Regional Chamber of Commerce. From 2000 to 2004, Ms. Siekerka was employed by AAA Mid-Atlantic, first as vice president of human resources and then as senior counsel. Active in numerous civic/professional organizations, Ms. Siekerka is on the Board of Choose New Jersey, New Jersey Innovation Institute, Junior Achievement of New Jersey and Opportunity New Jersey where she serves as Co-Founder and Co-Chairman. Ms. Siekerka is a former member of the Robbinsville Township Board of Education where she served as President from 2002 to 2005. Ms. Siekerka has received the Board Leadership Fellow designation from the NACD.

The Nominating and Corporate Governance Committee considers Ms. Siekerka’s legal and government affairs expertise and market knowledge to be assets to the Board of Directors.

Paul N. Stathoulopoulos was elected to the Board of Directors of Investors Bancorp in May 2018 and has been serving on the Board of Directors of Investors Bank since October 2012. Prior to this appointment, Mr. Stathoulopoulos served as Executive Vice President & Chief Operating Officer, President & Chief Executive Officer, and Chairman of the Board of Directors of Marathon National Bank of New York and Marathon Banking Corporation from their inception in November 1989 and February 1997, respectively, through their acquisition by Investors Bancorp in 2012. From early 1987 to November 1989, Mr. Stathoulopoulos served as the principal organizer and spokesperson of Marathon National Bank of New York, which commenced operations in November 1989. In January 1985, Mr. Stathoulopoulos organized Whitehouse Associates, LLC, a real estate investment company, in operation to-date. Starting in 1969, Mr. Stathoulopoulos was employed by the Atlantic Bank of New York, where his last position was Senior Vice President & Officer-in-Charge of Retail Banking, resigning in July 1984 to pursue the organization of Marathon National Bank of New York. Mr. Stathoulopoulos has served as a board member and/or trustee with the following organizations: Greek Theater of New York, Orpheus Cultural Foundation, the Soterios Ellenas Parochial School, the Greek Orthodox Community of Kimisis tis Theotokou, the Hellenic-American Chamber of Commerce, and the Greek-American Educational and Public Information System.

Mr. Stathoulopoulos has extensive knowledge of the banking industry and local markets served by Investors Bank. The Nominating and Corporate Governance Committee considers Mr. Stathoulopoulos’s experience and leadership to be assets to the Board of Directors.

Term to Expire 2022

Robert C. Albanese was appointed to the Board of Directors of Investors Bancorp and Investors Bank on December 6, 2013 upon the consummation of Investors Bancorp’s acquisition of Roma Financial Corporation, where he served as a director. He was the President and Chief Executive Officer of Pentegra Retirement Services, located in White Plains, New York, from 2007 to 2013 following an eleven-year tenure on Pentegra’s Board of Directors. Prior to his employment with Pentegra, he served as Regional Director of the Northeast Region of the Office of Thrift Supervision from 1996 through 2007 where he was directly responsible for the oversight of all federally chartered institutions and their holding companies located in the twelve states comprising the Northeast Region. Prior to 1996, he served in various other capacities with the Office of Thrift Supervision and its predecessor, the Federal Home Loan Bank Board. Mr. Albanese has also been involved in many civic activities, most prominently as past President and Treasurer of the Waldwick, New Jersey Jaycees. He presently sits on the Board of Trustees of the Bridge Academy, a school for children with learning disabilities located in Lawrenceville, New Jersey.

The Nominating and Corporate Governance Committee considers Mr. Albanese’s extensive regulatory experience with particular expertise in financial analysis, enterprise risk analysis and audit to be assets to the Board of Directors.

Domenick A. Cama was appointed to the Board of Directors of Investors Bancorp and Investors Bank in January 2011. He was appointed President of Investors Bancorp and Investors Bank effective May 22, 2018 and has been Chief Operating Officer of Investors Bancorp and Investors Bank since January 1, 2008. Mr. Cama served as Chief Financial Officer from April 2003 to January 2008. Prior to joining Investors Bank, Mr. Cama was employed for 13 years by the FHLB where he served as Vice President and Director of Sales. Mr. Cama holds a Bachelor’s degree in Economics and a Master’s degree in Finance from Pace University.

Mr. Cama has extensive knowledge of the banking industry and local markets served by Investors Bank. The Nominating and Corporate Governance Committee considers Mr. Cama’s experience, leadership, financial expertise and strong economics background to be unique assets for the Board of Directors.

James J. Garibaldi was appointed to the Board of Directors of Investors Bancorp and Investors Bank in 2012. He is currently the Chief Executive Officer of The Garibaldi Group, a corporate real estate services firm headquartered in Chatham, New Jersey. Mr. Garibaldi joined The Garibaldi Group in 1974. In 1986, Mr. Garibaldi assumed the role of managing partner of the firm and in 1997 he became its Chief Executive Officer. Mr. Garibaldi formerly served as President of CORFAC International. He is also a member of the Board of Trustees of Big Brothers and Big Sisters of North Jersey, a member of the Advisory Board for the Community Soup Kitchen in Morristown and a former member of the Board of Trustees for the Cancer Hope Network as well as the Finance Council for the Diocese of Paterson. Mr. Garibaldi has a Bachelor of Science degree from the University of Scranton.

Mr. Garibaldi’s extensive real estate experience and knowledge of the local real estate market bring valuable expertise to the Board of Directors. The Nominating and Corporate Governance Committee considers Mr. Garibaldi’s leadership skills and real estate knowledge to be assets to the Board of Directors.

James H. Ward III was appointed to the Board of Directors of Investors Bancorp and Investors Bank in June 2009 upon consummation of Investors Bancorp’s acquisition of American Bancorp of New Jersey, Inc., where he served as a director. From 1998 to 2000, he was the majority stockholder and Chief Operating Officer of Rylyn Group, which operated a restaurant in Indianapolis, Indiana. Prior to that, he was the majority stockholder and Chief Operating Officer of Ward and Company, an insurance agency in Springfield, New Jersey, where he was employed from 1968 to 1998. He is now a retired investor. In 2009 he was awarded the Certificate of Director Education by the National Association of Corporate Directors (“NACD”), where he is a member and continues his education.

Mr. Ward brings a wide range of management experience and business knowledge that provides a valuable resource to the Board of Directors. These skills and experience combined with the unique perspective Mr. Ward brings from his background as an entrepreneur provide skills and experience which the Nominating and Corporate Governance Committee considers to be valuable assets for the Board of Directors.

Executive Officers of the Bank Who Are Not Also Directors

Richard S. Spengler, age 58, was appointed Executive Vice President and Chief Lending Officer of Investors Bancorp and Investors Bank effective January 1, 2008. Mr. Spengler began working for Investors Bank in September 2004 as Senior Vice President. Prior to joining Investors Bank, Mr. Spengler had a 21-year career with First Savings Bank, Woodbridge, New Jersey where he served as Executive Vice President and Chief Lending Officer from 1999 to 2004. Mr. Spengler holds a Bachelor’s degree in Business Administration from Rutgers University.

Paul Kalamaras, age 61, was appointed Executive Vice President and Chief Risk Officer of Investors Bancorp and Investors Bank in January 2019. He previously served as Executive Vice President and Chief Retail Banking Officer of Investors Bank since January 2010. Mr. Kalamaras joined Investors Bank as a Senior Vice President and Director of Retail Banking in August 2008. Before joining Investors, Mr. Kalamaras was Executive Vice President of Millennium bcp bank, N.A., in Newark, New Jersey where he was responsible for the retail, commercial banking and treasury lines of business. He served on the bank’s Executive Committee and was a member of the Board of Directors. Mr. Kalamaras previously was President and CEO of The Barré Company, a manufacturer of precision engineered metal components for the electronics and telecommunications industry. Earlier, Mr. Kalamaras was Executive Vice President at Summit Bank, where he was responsible for the retail network and business banking. Mr. Kalamaras is a member of, among other organizations, the Board of Directors of New Jersey State Chamber of Commerce and Board of Directors of the New Jersey Region of the American Red Cross. Mr. Kalamaras holds a Bachelor’s degree in Finance from the University of Notre Dame.

Sean Burke, age 48, was appointed Executive Vice President and Chief Financial Officer of Investors Bancorp and Investors Bank effective January 1, 2019. He previously served as Senior Vice President and Chief Financial Officer of Investors Bancorp and Investors Bank since January 26, 2015. Prior to joining Investors Bank, Mr. Burke was the Managing Director and Head of U.S. Depository Institution Investment Banking for RBC Capital Markets in New York. Mr. Burke has over 20 years of experience working with financial institutions. Mr. Burke earned bachelor’s degrees in accounting and computer science from the University of Notre Dame and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management. Prior to attending Northwestern, Mr. Burke was a certified public accountant and worked in the financial services audit practice of Ernst & Young.

Corporate Governance Matters

Investors Bancorp is committed to maintaining sound corporate governance guidelines and very high standards of ethical conduct and is in compliance with applicable corporate governance laws and regulations. The following are key features of our corporate governance practices:

What We Do

✓    The Board and management regularly focus on strategy and planning.

✓    Of the Board’s current 10 Directors, seven are independent, including the Lead Independent Director.

✓    Our Board has adopted a majority voting policy, described below, which requires directors who do not receive majority stockholder support to tender their resignation.

✓    We have regular and constructive engagement with our stockholders and evaluate and respond to their views and requests.

✓    The Board held 12 meetings in 2019 and the Board’s Committees each held three to nine meetings in 2019. The Board met in executive sessions 12 times, seven of which were presided over by the Board’s Lead Independent Director.

✓    Our Director attendance for Board and Committee meetings averaged 97% in 2019, and each Director attended at least 75% of Board and Committee meetings on which the Director served.

✓    The Board conducts annual self-evaluations.

✓    New Directors are provided with an orientation package and attend a Board orientation session.

✓    The Board has a robust Director Education Program to keep abreast of significant risks and compliance issues; laws, regulations and requirements applicable to the Company; corporate governance best practices; products and services offered by the Company; changes in the financial services industry; and enhancements in technology and platforms relating to the financial services industry and the delivery and availability of banking products and services.

✓    Robust stock ownership guidelines for directors and Named Executive Officers are in place.

✓    We have specific policies and procedures to align executive compensation with long-term stockholder interests; these policies and procedures are routinely reviewed and appropriately revised by the Compensation and Benefits Committee in conjunction with an independent compensation consultant.

✓    We have a clawback policy that applies to the performance-based incentive compensation paid to our Named Executive Officers.

✓    The Board reviews management talent and succession planning at least annually.

✓    The Company makes ongoing investments in systems and technology, as well as training and education for all employees and Directors to combat cybersecurity threats.

✓    The Board understands the importance of maintaining regular, open, and transparent communications with our regulators.

✓    Our Board has oversight of risk management with a focus on the most significant enterprise risks facing our Company, including compliance, credit, legal, liquidity, market, operational, cybersecurity, reputational, and strategic risks.

✓    We have guidelines governing the use of pre-established trading plans for transactions in our securities.

✓    The Board actively utilizes internal and external experts in the matters of audit, governance, compensation, stockholder interests and risk management.

What We Don’t Do

✘  We prohibit all hedging of Investors Bancorp common stock by directors and executive officers.

✘  We prohibit pledging of Investors Bancorp common stock as collateral by directors and executive officers.

✘  We prohibit short sales of Investors Bancorp common stock by directors and executive officers.

✘  No immediate family relationships exist between any of our directors or executive officers.

Board of Directors Meetings and Committees

The Board of Directors of Investors Bancorp and Investors Bank each met 12 times during 2019. The Board of Directors of Investors Bank currently maintains four standing committees: the Nominating and Corporate Governance Committee, the Audit Committee, the Compensation and Benefits Committee and the Risk Oversight Committee.

No director attended fewer than 75% of the total number of Board meetings held by the Investors Bancorp and Investors Bank Board of Directors and all committees of the Boards on which they served (for the period they served) during 2019. In addition, all of Investors Bancorp’s directors attended the annual meeting of stockholders held on May 21, 2019.

Board and Committee Composition

The table below indicates the members and Chairs of the Board of Directors and each of its Committees as of December 31, 2019 as well as the number of meetings for each Committee in 2019.

Director	Position(s) Held With Investors Bancorp	Nominating and Corporate Governance Committee	Audit Committee	Compensation and Benefits Committee	Risk Oversight Committee
Robert C. Albanese	Director		Chair(1)	Member	Member
Dennis M. Bone	Lead Independent Director	Member	Member	Member	Member
Doreen R. Byrnes	Director	Chair		Member	Member
Domenick A. Cama	Director, President and Chief Operating Officer
William V. Cosgrove	Director	Member	Member		Member
Kevin Cummings	Chairman and Chief Executive Officer
James J. Garibaldi	Director				Member
Michele N. Siekerka	Director	Member		Chair	Member
Paul N. Stathoulopoulos	Director		Member	Member	Member
James H. Ward III	Director		Member	Member	Chair
Number of Meetings		3	6	9	5

(1)	The Board considers Messrs. Albanese and Stathoulopoulos each an “audit committee financial expert”.

Director Independence

Pursuant to our Nominating and Corporate Governance Guidelines (the “Corporate Governance Guidelines”), the Board of Directors conducts an annual review of director independence. As a result of the review performed in January 2019, the Board of Directors determined, based upon the recommendation of the Nominating and Corporate Governance Committee, that eight of the then 11 members of the Board of Directors, and each member of the Compensation and Benefits, Nominating and Corporate Governance and Audit Committees were independent, as affirmatively determined by the Board of Directors consistent with the Nasdaq corporate governance listing rules.

At the time of the annual review of director independence conducted by the Board of Directors in January 2019, Peter H. Carlin was a member of the Board of Directors and was deemed to be independent in accordance with the provisions of the Corporate Governance Guidelines.  On December 18, 2019, Mr. Carlin resigned from the Board of Directors of the Company and the Board of Directors of Investors Bank.  Please see the “Transactions With Certain Related Persons” discussion herein for further discussion relating to Mr. Carlin’s resignation.

On December 18, 2019, the Board of Directors, pursuant to the Company’s Bylaws, reduced the size of the Board of Directors from 11 to 10.

As a result of a review performed in January 2020, the Board of Directors determined, based upon the recommendation of the Nominating and Corporate Governance Committee, that seven of the 10 current members of the Board of Directors, and each member of the Compensation and Benefits, Nominating and Corporate Governance and Audit Committee are independent, as affirmatively determined by the Board of Directors consistent with the Nasdaq corporate governance listing rules.

In connection with these reviews, the Board of Directors considers all relevant facts and circumstances relating to relationships that each director, his or her immediate family members and their respective related interests has with Investors Bancorp and its subsidiaries.

As a result of this review, the Board of Directors determined that Messrs. Albanese, Bone, Cosgrove, Stathoulopoulos, Ward and Mses. Byrnes and Siekerka, are independent as defined in the Nasdaq corporate governance listing rules. The Board of Directors determined that Messrs. Cummings and Cama are not independent as they are Investors Bank employees. Mr. Garibaldi is not independent due to commercial real estate brokerage services provided by his company to Investors Bank, the subsidiary of Investors Bancorp, in 2018.

Board Leadership Structure and Lead Independent Director

Prior to May 2018, the positions of Chairman of the Board and Chief Executive Officer were held by different persons.  However, the Board has historically recognized that its optimal leadership structure can change over time to reflect our Company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders.

The Board continues to believe that the current Board leadership structure, with Mr. Cummings in the combined Chairman and CEO position, and with a separate Lead Independent Director who is independent under the Nasdaq listing rules and has the principal duties specified in our Corporate Governance Guidelines, is most appropriate for our Company at this time. We believe that continuing to combine the roles of Chairman and CEO facilitates the day-to-day management of the Company. Holding both roles best positions Mr. Cummings to be aware of major issues and challenges facing the Company on a day-to-day and long-term basis and to continue to identify key risks and developments that should be brought to the Board’s attention. The combined role also provides a single point of leadership for the Company in order for the Company to maintain a unified message and strategic direction.

The combined Chairman and CEO position continues to be counterbalanced by our strong Lead Independent Director position, which is currently held by Dennis M. Bone. Our Corporate Governance Guidelines provide that the Lead Independent Director shall be an “independent outside director”, which is defined as an independent director who has never been employed by the Company or Investors Bank. The Lead Independent Director, who has the responsibilities described below, provides an independent voice on issues facing the Company and ensures that key issues are brought to the Board’s attention. The Board and its committees also regularly hold executive sessions with no members of management present, thereby providing an opportunity for the independent directors to discuss their views freely. The executive sessions of the Board are presided over by the Lead Independent Director. During 2019, 12 executive sessions were held, of which seven were conducted by the independent directors.

The Lead Independent Director presently has the following duties:

•	Preside at all meetings of the independent outside directors and independent directors;
•	Coordinate as necessary Company-related activities of the independent outside directors;

•	Facilitate communications among the Chairman of the Board, Company management and the independent outside directors;
•	Consult with the Chairman of the Board with respect to meeting agendas and schedules, as well as Board materials, prior to Board meetings;
•	Consult with the Chairman of the Board to assure that appropriate topics are being discussed with sufficient time allocated for each;
•	Preside at Board meetings when the Chairman is not present;
•	Approve all meeting agendas for the Board;
•	Solicit and receive topic suggestions from other directors to be discussed at upcoming executive sessions and facilitate discussion on key issues outside of meetings;
•	If requested by our larger stockholders, ensure that he or she is available for consultation and direct communication with them;
•	Follow up on meeting outcomes and management deliverables;
•	Communicate, as appropriate, with our regulators;
•	Meet regularly with the Chairman/CEO on issues and opportunities facing the Company, including business strategy, regulatory matters and succession planning; and
•	Act as an advisor to the Chairman/CEO.

The Board itself has substantial independence, with seven of the eight non-employee Directors qualifying as independent under Nasdaq corporate governance listing rules.

We recognize that different board leadership structures may be appropriate for the Company at different times and in different situations. As part of the Nominating and Corporate Governance Committee’s and the Board’s annual evaluation processes, the Nominating and Corporate Governance Committee and the Board will evaluate the Company’s leadership structure to ensure that it provides the most appropriate structure.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which are posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.investorsbank.com. The Corporate Governance Guidelines cover the general operating policies and procedures followed by the Board of Directors including, among other things:

•	Mission of the Board;
•	Board size and composition;
•	Director responsibilities and qualifications;
•	Lead Independent Director responsibilities;
•	Independence standards for Directors;
•	Board nominating procedures and election criteria;
•	Board committees;
•	Director access to officers and employees;
•	Stock ownership policies;
•	Director compensation;
•	Director continuing education;
•	Annual Director performance evaluation;
•	Annual CEO evaluation and succession; and
•	Our Code of Business Conduct and Ethics.

The Corporate Governance Guidelines, which were last updated in May 2019, provide for the independent directors of the Board of Directors to meet in regularly scheduled executive sessions.  During 2019, 12 executive sessions were held, of which seven were conducted by the independent directors.

The Nominating and Corporate Governance Committee periodically reviews our Bylaws and Corporate Governance Guidelines to maintain effective and appropriate standards of corporate governance.  The Board adopted the Corporate Governance Guidelines to further its longstanding and continuing goal of providing effective governance of our Company’s business and affairs for the long-term benefit of stockholders. The Nominating and Corporate Governance Committee and the Board affirm their commitment of considering and, where appropriate, adopting, revisions and enhancements to our Bylaws and Corporate Governance Guidelines which would further our alignment and engagement with our stockholders.

Anti-Hedging Policy

The Corporate Governance Guidelines include an anti-hedging policy, which prohibits directors and executive officers from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an executive officer or director is prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited. This policy does not prohibit transactions in the stock of other companies and does not apply to employees who are not executive officers.

Prohibition on Pledging Securities

Company policy prohibits directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for any other loan. An exception to this prohibition may be granted, in the sole discretion of the Board and in limited circumstances, after giving consideration to, among other factors, the number of shares proposed to be pledged as a percentage of the director’s or executive officer’s total shares held. No shares are currently pledged by a director or executive officer.

Stock Ownership Requirements

The Board of Directors believes that it is in the best interest of Investors Bancorp and its stockholders to align the financial interests of its executives and directors with those of stockholders. Accordingly, the Corporate Governance Guidelines include Stock Ownership Guidelines for Named Executive Officers and directors of Investors Bancorp that require the following minimum investment in Investors Bancorp common stock:

CEO:	A number of shares having a market value equal to five times (5.0x) annual base salary
Other Named Executive Officers:	A number of shares having a market value equal to three times (3.0x) annual base salary
Directors:	25,000 shares

Stock holdings are expected to be achieved within five years of either the implementation of the Ownership Guidelines or the starting date of the individual, whichever is later. Stock ownership for Named Executive Officers and directors is reviewed as of the last day of each calendar quarter.

Majority Voting Policy

The Board of Directors believes that each director of the Company should have the confidence and support of the Company’s stockholders and, to this end, the Board has adopted a majority voting policy, which is utilized for the election of any director at any meeting of stockholders for uncontested elections and is not applicable for contested elections. Pursuant to this policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the stockholders meeting shall promptly tender his or her proposed resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following the committee’s deliberation and recommendation, but in any case, no later than 90 days following the certification of the stockholder vote. The Company will publicly disclose the Board’s decision and process in a periodic or current report filed with or furnished with to the SEC within 90 days following the certification of the stockholder vote. Any director who tenders his or her resignation will not participate in the Nominating and Corporate Governance Committee’s or full Board’s deliberations, considerations or actions regarding whether or not to accept the resignation or take any other related action.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is considered independent as defined in the Nasdaq corporate governance listing rules. The Nominating and Corporate Governance Committee’s Charter and Corporate Governance Guidelines are posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.investorsbank.com.

As noted in the Nominating and Corporate Governance Committee Charter, the purpose of the committee is to assist the Board in identifying individuals to become Board members, determine the size and composition of the Board and its committees, monitor Board effectiveness and implement the Corporate Governance Guidelines.

In furtherance of this purpose, this Committee, among other things, shall:

•

Lead the search for individuals qualified to become members of the Board of Directors and develop criteria (such as independence, experience relevant to the needs of the Company, leadership qualities, diversity, stock ownership) for board membership;

•	Make recommendations to the Board concerning Board nominees and stockholder proposals;
•	Develop, recommend and oversee the annual self-evaluation process of the Board and its committees;
•	Develop and annually review corporate governance guidelines applicable to the Company;
•	Review and monitor the Board’s compliance with Nasdaq corporate governance listing rules for independence; and
•	Review, in consultation with the Compensation and Benefits Committee, Directors’ compensation and benefits.

In accordance with the Corporate Governance Guidelines, the Committee considers all qualified director candidates identified by members of the Committee, by other members of the Board of Directors, by senior management and by stockholders. Stockholders recommending a director candidate to the Committee may do so by submitting the candidate’s name, resume and biographical information to the attention of the Chairperson of this Committee in accordance with procedures listed in this proxy statement (also available on Investors Bancorp’s website). All stockholder recommendations for director candidates that the Chairperson of the

Committee receives in accordance with these procedures will be presented to the Committee for its consideration. The Committee’s recommendations to the Board are based on its determination as to the suitability of each individual, and the slate as a whole, to serve as directors of Investors Bancorp.

Each nominee for election as a director at the Annual Meeting currently serves as a director of the Company.

The Nominating and Corporate Governance Committee and the Board recognize that it is important for the Company’s directors to possess a diverse array of backgrounds and skills, including executive management experience, financial services experience, and educational and professional achievement. When considering new candidates, the Nominating and Corporate Governance Committee, with input from the Board, will seek to ensure that the Board reflects a range of talents, ages, skills, diversity and expertise, particularly in the areas of accounting and finance, management, regulatory and risk management and leadership sufficient to provide sound and prudent guidance with respect to our operations and interests. In addition, the Nominating and Corporate Governance Committee considers diversity in demographic and professional backgrounds among the factors used to identify nominees for directors. The goal of the Nominating and Corporate Governance Committee is to assemble and maintain a Board comprised of individuals with a broad spectrum of skills, experience and expertise combined with a reputation for integrity to carry out the Board’s responsibilities with respect to oversight of the Company’s operations.

Criteria for Election

Investors Bancorp’s goal is to have a Board of Directors whose members have diverse professional backgrounds and have demonstrated professional achievement with the highest personal and professional ethics and integrity and whose values are compatible with those of Investors Bancorp. While the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Committee members recognize the benefits of a Board whose members possess a diversity of business experience and demographic backgrounds and seek to identify nominees with a range of background and experience. Important factors considered in the selection of nominees for director include experience in positions that develop good business judgment, that demonstrate a high degree of responsibility and independence, and that show the individual’s ability to commit adequate time and effort to serve as a director.

Nominees should have a familiarity with the markets in which Investors Bancorp operates, be involved in activities that do not create a conflict with his/her responsibilities to Investors Bancorp and its stockholders, and have the capacity and desire to represent the balanced, best interests of the stockholders of Investors Bancorp as a group, and not primarily a special interest group or constituency.

The Nominating and Corporate Governance Committee will also take into account whether a candidate satisfies the criteria for “independence” as defined in the Nasdaq corporate governance listing rules, and, if a candidate with financial and accounting expertise is sought for service on the Audit Committee, whether the individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Stockholders

As previously indicated, the Nominating and Corporate Governance Committee has adopted procedures for the consideration of Board candidates submitted by stockholders. Stockholders can submit the names of candidates for director by writing to the Chair of the Nominating and Corporate Governance Committee, at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills New Jersey 07078. The submission must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Corporate Governance Committee;
•	the qualifications of the candidate and why this candidate is being proposed;

•

the name, address and contact information for the nominated candidate, and the number of shares of Investors Bancorp common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•

the name and address of the nominating stockholder as he/she appears on Investors Bancorp’s books, and number of shares of Investors Bancorp common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in a proxy statement pursuant to SEC Regulation 14A;
•	a statement detailing any relationship between the candidate and Investors Bancorp and between the candidate and any customer, supplier or competitor of Investors Bancorp;
•	detailed information about any relationship or understanding between the proposing stockholder and the candidate; and
•	a statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Advance Notice of Business to be Conducted at an Annual Meeting.” Investors Bancorp did not receive any stockholder submission for Board nominees for this annual meeting.

Stockholder and Interested Party Communication with the Board

A stockholder of Investors Bancorp who wants to communicate with the Board or with any individual director can write to the Chair of the Nominating and Corporate Governance Committee at Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chair will:

•	Forward the communication to the director(s) to whom it is addressed;
•	Handle the inquiry directly, for example where it is a request for information about Investors Bancorp or it is a stock-related matter; or
•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Chair of the Nominating and Corporate Governance Committee shall present a summary of all communications received since the last meeting and make those communications available to the directors upon request.

Summary of Stockholder Engagement

Our commitment to our stockholders is part of the Company’s mission: Investors Bank strives to provide high-quality products and services in an honest and straightforward manner while operating responsibly and ethically, so that our clients, employees, stockholders and communities may prosper. We believe that engaging with our stockholders and soliciting their points of view is critical to providing long-term value to all of the Company’s stakeholders. We are committed to continuous, constructive and meaningful communications with our stockholders.

Throughout the course of 2019, management met with stockholders primarily through individual conversations, investor conferences, investor roadshows, through our investor relations channel and at our annual stockholder meeting. The Company’s Lead Independent Director also participated in certain meetings and conversations with stockholders.  During 2019, management reached out to stockholders representing or holding approximately 55% of outstanding shares and interacted with stockholders representing or holding approximately 30% of outstanding shares. Our engagement with stockholders included regular and continuous interactions, meetings and discussions with representatives of Blue Harbour Group, L.P. (“Blue Harbour”), which was our largest stockholder from 2014 through December 18, 2019.  Please see the “Transactions With Certain Related Persons” discussion herein for further discussion relating to Blue Harbour.  Over the course of the interactions and meetings with stockholders, management discussed a number of topics which investors wanted to gain more insight on. The management team discussed the nature of our balance sheet, the competitiveness of the markets we operate in, and the effects of pricing on loans. For our deposit growth, investors asked about our ability to raise non-interest bearing deposits, again with the emphasis on the competitive environment we operate in. Investors were interested in credit trends within our loan portfolio, what potential losses we see over time and the preparation for a potential downturn in the economy. Capital management is paramount to our strategy; as such we discussed with investors how decisions are made regarding our allocation of capital to growth, dividends and share repurchases. Finally, investors are interested to hear what type of merger activity we are considering, as well as understanding the metrics we look at to determine if we have interest in pursuing a particular acquisition target.

We also engage in ongoing discussions with stockholders to express our intent to continue to evaluate potential opportunities to enhance long-term stockholder value.  In addition, we had discussions around our current initiatives regarding diversity and inclusion, as well as business practices and policies which promote social responsibility.

We continued to emphasize to stockholders the commitment of our Compensation and Benefits Committee to align our compensation practices with Company performance. A substantial portion of compensation payable to our Named Executive Officers, who directly impact corporate performance, is directly linked to our Company’s actual performance.

We believe that our stockholders provide valuable insight and we will continue to create opportunities for stockholder engagement going forward through similar channels as we did in 2019. As mentioned above, we have a structure in place to allow stockholders to communicate directly with our Board. We remain committed to alignment with our stockholders on strategy and practices that deliver stockholder value.

Code of Business Conduct and Ethics

Our employees, executive officers and directors take pride in our ability to maintain the highest ethical standards while continuing to provide products and services to our communities. Protecting our reputation for integrity is dependent on a shared commitment to our Core Values: Character, Commitment, Cooperation and Community, and treating all our stakeholders—our customers, clients, employees, stockholders, business partners and communities we serve—with integrity.

The Board has adopted a Code of Business Conduct and Ethics (the “Code”) to be followed by Investors Bancorp’s employees, officers (including its CEO, COO, CFO and CAO) and directors to communicate our commitment to ethical conduct and to describe our standards and expectations for integrity and ethical behavior. Directors, NEOs, executive officers and employees are required to read, understand and comply with the Code. Investors Bancorp requires that all new employees take Code training shortly after their commencement of employment and requires annual training for all directors and employees. All employees and directors must certify annually that they have read the Code and agree to abide by it.

The Code provides that any waivers for directors or executive officers may be made only by the Board of Directors and must be promptly disclosed to the stockholders. Investors Bancorp will post on its website any amendments to the Code and any waivers granted to its directors or executive officers.  During 2019, the Board of Directors did not receive nor grant any request for directors or executive officers for waivers under the provisions of the Code.

Investors Bancorp expects and encourages its employees to report behavior that concerns them or may represent a violation of the Code. To ensure that our employees are comfortable in reporting such concerns or violations of the Code, we offer several channels by which employees may raise an issue or concern, including any actual or potential violation of the Code. One such channel is EthicsPoint, a website and telephone hotline that is available to employees 24 hours a day, 7 days a week. EthicsPoint complaints or concerns can be submitted anonymously. In addition, Investors Bancorp does not permit retaliation of any kind for good faith reports of ethical violations or misconduct of others. All reports are investigated promptly and fully, and effective remedial action is taken when appropriate. During 2019 we enhanced the Code to further encourage our employees to report any behavior that concerns them or may represent a violation of the Code.  We also referred within the Code to specific reference to our Stand Up and Speak Policy, which was adopted in February 2019.  Please see the “Stand Up and Speak Policy” discussion herein for further discussion relating to our Stand Up and Speak Policy.

The Code was last modified in November 2019 and is available on the “Governance Documents” section of the “Investors Relations” page of the Investors Bank’s website at www.investorsbank.com.

Respect in the Workplace and Our Policy Against Unlawful Harassment and Discrimination

We are confident that we have a strong, positive culture of respect at the Company that is the product of sound policies and practices.  However, we recognize that we must remain vigilant in maintaining a culture of respect.

Our Policy Against Unlawful Harassment and Discrimination applies to all employees, customers and vendors and prohibits any form of harassment or discrimination based on legally protected characteristics including race, color, creed, religion, sex (including pregnancy and pregnancy-related conditions), national origin, ancestry, age, disability, sexual orientation, marital status, domestic partner status, military or veteran status, genetic information, or any other legally protected characteristic under applicable federal, state or local law.  It also clearly defines “sexual harassment” and types of conduct that are prohibited.  Our policy states that our employees have a duty to immediately report instances of harassment or discrimination in any form.  It also confirms our commitment to providing a work environment that is free from harassment or discrimination.  Our policy indicates that complaints or concerns relating to harassment or discrimination can be submitted anonymously through EthicsPoint.  It also contains clear language strictly prohibiting any form of retaliation against anyone who makes a good faith report of potential harassment or discrimination.  To ensure that employees are comfortable reporting potential instances of harassment or discrimination, we protect the confidentiality of complaints to the extent possible and in accordance with applicable law.  We require all employees to take annual training regarding respect in the workplace and all employees must certify annually that they have read the policy and agree to abide by it.

Our Policy Against Unlawful Harassment and Discrimination was last modified in November 2019.

Stand Up and Speak Policy

We want our employees to understand the purpose of our Code of Business Conduct and Ethics and Policy Against Unlawful Harassment and Discrimination and the importance of speaking up and reporting possible violations or potentially suspicious or improper behavior by other employees, customers or vendors.

In February 2019, the Company adopted a Stand Up and Speak Policy.  This policy complements our Code of Business Conduct and Ethics and our Policy Against Unlawful Harassment and Discrimination and affirms our commitment to providing a workplace culture where all employees are treated with dignity and respect.  This policy encourages our employees, at all levels, to speak up and report conduct that they in good faith believe is improper or potentially improper, raises an integrity issue, or violates or could violate a law, regulation or Company policy or procedure, including, without limitation, our Code of Business Conduct and Ethics or our Policy Against Unlawful Harassment and Discrimination.  It provides that complaints or concerns may be submitted anonymously through EthicsPoint.  Consistent with our Code of Business Conduct and Ethics and our Policy Against Unlawful Harassment and Discrimination, this policy provides that all complaints and reports will be taken seriously and will be promptly and fairly investigated, and we will protect the confidentiality of complaints and reports to the extent possible and in accordance with applicable law.

Our policy also strictly prohibits any form of retaliation against employees who make good faith reports of possible unethical, unlawful or illegal conduct.

Sales Practices

A key component of our mission is to help our customers, clients and communities achieve economic success and financial well-being. Our culture and sales practices are consistent with this philosophy. Investors Bancorp’s risk and compliance culture heavily influences the design and emphasis of our sales, compensation and incentive programs. Our compensation and incentive programs are based on balanced performance, with appropriate controls. Sales leaders and managers are held accountable for setting the appropriate tone from the top and recognizing appropriate sales behavior and practices. Employees are held accountable for executing their daily responsibilities in accordance with the Company’s Code of Business Conduct and Ethics.

Environmental, Social and Corporate Governance

We are committed to our corporate responsibility mission of bringing value to all our stakeholders—our employees, our customers, our communities and our stockholders.  We endeavor to be a good corporate citizen, focusing on prudent business practices, ethical and sustainable resource utilization, transparent governance, and diversity and inclusion.  We care about our employees, our communities and the environment.  We closely analyze how we do business, and who we do business with, through the lens of environmental, social and governance considerations.  With our core values of Cooperation, Character, Community and Commitment, we categorize our corporate responsibility efforts under the following strategic pillars:

Our Employees—We strive to create and maintain an employment environment that attracts and rewards the best talent available and reflects the diversity of the communities in which we do business.  We provide competitive compensation and benefits to our employees and we offer opportunities through training and development.  We are committed to maintaining a workplace where all employees feel valued for their contributions and fully engaged with our business.

Our Communities—Our strong sense of community is one of our main core values and we make this part of the onboarding experience for our new employees through volunteer opportunities in the communities we serve. In addition to many volunteer hours dedicated, we proudly promote a higher quality of life in the communities we serve in New Jersey and New York through our Charitable Foundations. Through the Investors Charitable Foundation, established in 2005, and the Roma Charitable Foundation, Investors Bank has contributed or committed $39.7 million in donations to enrich the lives of New Jersey and New York citizens by supporting initiatives in the arts, education, financial education, youth development, affordable housing, and health and human services. We also support our employees volunteering their time and talents in the communities where they live and work.  This community involvement and team orientation are incorporated into our annual performance reviews.

Environmental Sustainability—We are committed to pursuing initiatives that are smart for our business and good for the environment.  We have continually focused on meaningful initiatives that are aligned with our business goals to help reduce our environmental impact, drive operational cost reductions and demonstrate our ongoing commitment to environmental sustainability.  Our Facilities management team continuously researches and reviews opportunities for space efficiency, energy efficiency, construction and renovation standards, and other ways in which we can utilize our properties to add further value to our customers and our communities.  Some of our key initiatives include increasing energy efficiency, reducing carbon waste, recycling, and reduction in paper usage and storage.

Governance—We are committed to assuring and maintaining transparent governance through best board governance practices, which are subject to continuous review as such practices evolve.  We maintain strong risk oversight in management and at the Board level.  We have ongoing dialogue with our stockholders, regulators, customers and employees.

We believe that operating our business responsibly and ethically puts us in position to address the interests of our stakeholders while also creating long-term value for our stockholders.  We remain focused on continuing to advance these programs and making a positive, sustainable impact on the communities in which we live and conduct our business.

Diversity and Inclusion

Investors Bancorp engenders a committed, caring and inclusive environment that celebrates various backgrounds, cultures and lifestyles. We recognize that maintaining a diverse workforce is essential to our Company’s growth. It is also central to our mission and values, which are built on our four core values of Cooperation, Character, Community and Commitment.

We reinforce this commitment through ongoing efforts to reflect and adapt to the changing demographics of the communities where we live and work. Our recruitment efforts at all levels of the Company are centered on our commitment to attract diverse, established and emerging talent. The Company’s Human Resources group regularly develops action plans and strategies to identify areas of opportunity for recruitment, development and retention of a diverse workforce.

In 2016, the Company established its W.O.M.E.N. (Women, Opportunity, Mentoring, Empowering and Nurturing) Together Leadership Council. The W.O.M.E.N Together initiative was formed with the purpose of supporting and enriching the careers of the women of Investors Bancorp. While the Council is women-focused, all employees - male and female - are invited and encouraged to participate in its events and activities.

The W.O.M.E.N Together Leadership Council is comprised of approximately 50 women leaders from all areas of the Company who work together to empower current and future women leaders by enhancing their personal and professional well-being. The Council’s goal is to encourage women’s professional development through the sharing and exchanging of ideas, as well as promoting and influencing their professional lives through networking events, coaching and mentoring programs and internal exchange of ideas and experiences.

In 2019, we expanded our Diversity and Inclusion efforts through our “iBelong” Initiative. This Company-wide strategic initiative will build on and strengthen our internal and external recruiting efforts, our internal policies, the education of our employees, and procurement and supplier diversity. As part of iBelong, many strategic programs will be launched in 2020 including establishing a Diversity and Inclusion Committee.  This Committee will be responsible for building upon diversity awareness and inclusion within our workforce and culture.

Our commitment to diversity and inclusion is fully supported by our directors, executive management and employees. Our approach to diversity and inclusion is not only good business, but is the right thing to do by our customers, employees, stockholders and communities.

Delinquent Section 16(a) Reports

Investors Bancorp’s common stock is registered with the SEC pursuant to Section 12(b) of the Exchange Act. The executive officers and directors of Investors Bancorp, and beneficial owners of greater than 10% of Investors Bancorp’s common stock, are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of Investors Bancorp’s common stock. The SEC rules require disclosure in Investors Bancorp’s Proxy Statement or Annual Report on Form 10-K of the failure of an executive officer, director or 10% beneficial owner of Investors Bancorp’s common stock to file a Form 3, 4, or 5 on a timely basis. Based on Investors Bancorp’s review of ownership reports and confirmations by executive officers and directors, Investors Bancorp believes that, during 2019, its officers, directors and beneficial owners of greater than 10% of its common stock timely filed all required reports.

Transactions With Certain Related Persons

Federal laws and regulations generally require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Regulations also permit executive officers and directors to receive the same terms through programs that are widely available to other employees, as long as the executive officer or director is not given preferential treatment compared to the other participating employees. Pursuant to such a program, loans have been extended to executive officers on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public, with the exception of waiving certain fees. These loans do not involve more than the normal risk of collectability or present other unfavorable features.

Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. However, the prohibitions of Section 402 do not apply to loans made by a depository institution, such as Investors Bank, that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. The Audit Committee and the Board review related party transactions, the disclosure of which is required under SEC proxy disclosure rules.

On March 27, 2017, Investors Bancorp entered into an Agreement with Blue Harbour, which at the time was our largest stockholder.  Under the terms of such agreement (the “Blue Harbour Agreement”), for so long as Blue Harbour and the investment funds managed by it owned at least four percent (4%) of the outstanding shares of Investors Bancorp’s common stock, it would be entitled to have one designee serve on the Boards of Directors of Investors Bancorp and Investors Bank, subject to the satisfaction of applicable corporate governance requirements. If at any time Blue Harbour’s aggregate ownership of Investors Bancorp’s common stock should fall below four percent (4%) of the outstanding shares, Investors Bancorp could require that the designee of Blue Harbour then serving on the Boards of Directors of Investors Bancorp and Investors Bank resign from the Boards of Directors.

Effective as of March 27, 2017, Blue Harbour proposed, and the Company’s Board of Directors appointed, Peter H. Carlin to the Company’s Board of Directors as a director with a term expiring at the 2020 Annual Meeting of Stockholders of the Company.  The Board of Directors of Investors Bank also appointed Mr. Carlin as a director of such Board at its March 2017 meeting.

In accordance with the terms of the Blue Harbour Agreement, during the period commencing on March 27, 2017 and ending on the earlier of (i) the day after the Company’s 2020 Annual Meeting of Stockholders, and (ii) the date as of which Blue Harbour’s Board designee is no longer a director of the Company and Investors Bank (the “Restricted Period”), Blue Harbour agreed to vote its shares (a) in favor of each director nominated and recommended by the Board for election by the stockholders, (b) against any stockholder nominations for director that are not approved and recommended by the Board and against any proposals or resolutions to remove any member of the Board, and (c) in accordance with the recommendations of the Board on all other proposals of the Board set forth in the Company’s proxy statements. During the Restricted Period, Blue Harbour also agreed to comply with the terms of customary standstill provisions.

As of December 13, 2019, the aggregate shares of the common stock of the Company beneficially owned by funds managed by Blue Harbour totaled 27,318,628 (the “Blue Harbour Position”), which represented approximately 9.94% of the total issued and outstanding shares of the Company.

On December 13, 2019, Blue Harbour advised the Company that Blue Harbour had determined to exit the Blue Harbour Position and to simultaneously relinquish its director seats on the Investors Bancorp and Investors Bank Boards of Directors.  On December 17, 2019, the Company and Blue Harbour entered into an agreement pursuant to which Blue Harbour agreed to sell the Blue Harbour Position to the Company, and the Company agreed to repurchase the Blue Harbour Position.  In connection with such agreement, Mr. Carlin submitted his resignations from the Company’s Board of Directors and the Board of Directors of Investors Bank, with such resignations to be effective as of the completion of the repurchase transaction.  The repurchase transaction was completed on December 18, 2019 at a purchase price of $12.29 per share representing aggregate consideration of approximately $335.7 million.  Simultaneous with the closing of the repurchase transaction: (i) Mr. Carlin’s resignation from the Board of Directors of the Company and the Board of Directors of Investors Bank became effective; and (ii) the Blue Harbour Agreement was terminated.

In announcing the transaction, the Company expressed appreciation for Blue Harbour’s tenure as lead stockholder of the Company and for the leadership and guidance that Mr. Carlin had provided as a director of the Company and Investors Bank.  We had engaged in regular and continuous dialogue with members of Blue Harbour, which had been one of our largest stockholders since 2014.  Our discussions with Blue Harbour included the areas of Company strategy, financial performance, macro and market challenges and opportunities, and executive compensation.  Mr. Carlin’s strong financial background and operational expertise enhanced our Boards as we continued to grow our franchise and to align with our stockholders in strategy and practices that deliver stockholder value.

In connection with the announcement of the repurchase transaction, Mr. Carlin expressed his great respect for the Company and its management team, employees and directors, as well as the Company’s financial performance and capital management and development.

On February 28, 2020, Clifton Robbins, the founder and CEO of Blue Harbour, advised Blue Harbour’s clients that Blue Harbour would be closing the firm within the year.

Risk Oversight Matters

The Board’s Role in Cybersecurity Oversight

As a financial services company entrusted with the safeguarding of sensitive information, our Board of Directors believes that a strong enterprise cybersecurity program is vital to effective cybersecurity risk management.  The Board of Directors is committed to engaging in robust oversight of the Company’s cybersecurity program on an ongoing basis.  The Board of Directors provides oversight of management’s efforts to address cybersecurity risk through the delivery of reports and presentations at meetings of the Risk Oversight Committee and the Board.  The reports and presentations that the Board and the Risk Oversight Committee receive focus on the threat environment and vulnerability assessments, as well as specific cyber incidents and management’s efforts to monitor, detect and prevent cyber threats to the Company. These reports include descriptions of (i) management’s implementation of backup systems and other safeguards to support our operations; (ii) our establishment and regular testing of disaster recovery procedures; and (iii) regular review and assessment of our third-party service providers’ information systems safeguards against cyber-attacks, information breach or loss of information.

Risk Oversight Committee

The entire Board of Directors is engaged in risk oversight. However, the Board established a separate standing Risk Oversight Committee to facilitate its risk oversight responsibilities. The Chief Executive Officer and Chief Operating Officer serve as a resource to the Risk Oversight Committee but have no vote in the committee’s decision-making process. The Risk Oversight Committee Charter is posted on the “Governance Documents” section of the “Investors Relations” page of the Investors Bank’s website at www.investorsbank.com.

The Risk Oversight Committee has responsibility for enterprise-wide risk management and determining that significant risks of Investors Bancorp are monitored by the Board of Directors or one of its standing committees. In addition, the Risk Oversight Committee reviews new products and services proposed to be implemented by management to determine that appropriate risk identification has occurred and that controls are considered to mitigate identified risks to an acceptable level. The Risk Oversight Committee is also responsible for reviewing and monitoring enterprise risk including interest rate, liquidity, operational, compliance, cybersecurity, strategic and reputational risks.

Audit Committee Matters

Audit Committee

The Board has determined that each member of the Audit Committee is independent as defined in the Nasdaq corporate governance listing rules and under SEC Rule 10A-3. The Board considers Mr. Albanese, the Chair of the Audit Committee, and Mr. Stathoulopoulos each an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.investorsbank.com.

As noted in the Audit Committee Charter, the primary purpose of the Audit Committee is to assist the Board in overseeing:

•	The integrity of Investors Bancorp’s financial statements;
•	Investors Bancorp’s compliance with legal and regulatory requirements;
•	The independent auditor’s qualifications and independence;
•	The performance of Investors Bancorp’s internal audit function and independent auditor; and
•	Investors Bancorp’s system of disclosure controls and system of internal controls regarding finance, accounting, and legal compliance.

In furtherance of this purpose, this committee, among other things, shall:

•	Retain, oversee and evaluate a firm of independent registered public accountants to audit the annual financial statements;
•

Review the integrity of Investors Bancorp’s internal control over financial reporting, both internal and external, in consultation with the independent registered public accounting firm and the internal auditor;

•	Review the financial statements and the audit report with management and the independent registered public accounting firm;
•	Review earnings and financial releases and quarterly and annual reports filed with the SEC; and
•	Approve all engagements for audit and non-audit services by the independent registered public accounting firm.

The Audit Committee reports to the Board of Directors on its activities and findings.

Audit Committee Report

Pursuant to rules and regulations of the SEC, this Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Management has the primary responsibility for Investors Bancorp’s internal control and financial reporting process, and for making an assessment of the effectiveness of Investors Bancorp’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Investors Bancorp’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue an opinion on those financial statements, and for providing an opinion on the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•

reviewed and discussed with management, and the independent registered public accounting firm, the audited consolidated financial statements and the internal control procedures of Investors Bancorp for the year ended December 31, 2019;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and
•

received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Investors Bancorp.

Based on the review and discussions referred to above, the Audit Committee has recommended to Investors Bancorp’s Board of Directors that the audited consolidated financial statements for the year ended December 31, 2019 be included in Investors Bancorp’s Annual Report on Form 10-K for filing with the SEC. In addition, the Audit Committee approved the re-appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2020, subject to the ratification of this appointment by the stockholders of Investors Bancorp.

Audit Committee of Investors Bancorp, Inc.

Robert C. Albanese, Chair

Dennis M. Bone, Member

William V. Cosgrove, Member

Paul N. Stathoulopoulos, Member

James H. Ward III, Member

Compensation and Benefits Committee Matters

Compensation and Benefits Committee

The Board has determined that each member of the Compensation and Benefits Committee is independent as defined in the Nasdaq corporate governance listing rules and SEC Rule 10C-1. The Compensation and Benefits Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of the Investors Bank’s website at www.investorsbank.com.

As noted in the Compensation and Benefits Committee Charter, the purpose of the committee is to assist the Board in carrying out the Board’s overall responsibility relating to executive compensation, incentive compensation and equity and non-equity based benefit plans.

In furtherance of this purpose, this committee, among other things, shall:

•	Review and recommend to the independent directors of the Board for approval the Chief Executive Officer’s annual compensation, including salary, cash incentive, and equity compensation;
•

Review and recommend to the Board the evaluation process and compensation for Investors Bancorp’s executive officers and coordinate compensation determinations and benefit plans for all employees of Investors Bancorp;

•	Review Investors Bancorp’s incentive compensation and equity-based plans and make changes in such plans as needed;
•	Review, as appropriate and in consultation with the Nominating and Corporate Governance Committee, director compensation and benefits; and
•	Review the independence of the Compensation and Benefits Committee members, legal counsel and compensation consultants.
•	Review and discuss with management and the independent registered public accounting firm, the audited net assets of the 401(k) Plan and the financial statements of the ESOP.

In addition to these duties this Committee shall assist the Board in recruiting and succession planning.

The Compensation and Benefits Committee retains responsibility for all compensation decisions and recommendations to the Board of Directors as to Investors Bancorp’s Named Executive Officers. The Compensation and Benefits Committee utilizes information and benchmarks from an independent compensation consulting firm, industry trends, practices among our peer groups, and from other sources, to determine how executive compensation levels compare to those companies within the industry. The Compensation and Benefits Committee may review published data for companies of similar size, location, financial characteristics and stage of development among other factors.

In designing the compensation program for Investors Bancorp, this Committee takes into consideration methods to avoid encouraging the taking of excessive risk by executive management or by any other employees. This Committee assessed risks posed by the incentive compensation paid to executive management and other employees and determined that Investors Bancorp’s compensation policies, practices and programs do not pose risks that are reasonably likely to have a material adverse effect on Investors Bancorp.  In furtherance of the Committee’s ongoing oversight of the Company’s executive incentive compensation program, the Board in 2018 adopted the Executive Incentive Compensation Approval Policy.  The purpose of this policy is to provide enhanced oversight, review, assessment and approval processes for this Committee, the Risk Oversight Committee and the Audit Committee in the setting of incentive compensation goals for the CEO, COO, the other NEOs, and other designated executive officers of the Company, to ensure that our incentive compensation arrangements appropriately balance risk and financial results in a manner that do not pose undue risk to the Company.

The basic elements of Investors Bancorp’s executive compensation program include base salary, annual cash incentive awards, long-term equity incentive awards and other benefit arrangements. In addition to determining the compensation payable to Investors Bancorp’s executive officers, including the CEO and other NEOs, the Compensation and Benefits Committee evaluates senior executive and director compensation plans and programs, administers and has discretionary authority over the issuance of equity awards under Investors Bancorp’s equity compensation plans and oversees the preparation of a report on executive compensation for inclusion in Investors Bancorp’s annual proxy statement. The Compensation and Benefits Committee is supported by the CEO, COO and other members of executive management, whom serve as a resource by providing input regarding Investors Bancorp’s executive compensation program and philosophy.

Compensation and Benefits Committee Interlocks and Insider Participation

During 2019, Messrs. Albanese, Bone, Stathoulopoulos and Ward served as members of the Compensation and Benefits Committee and Ms. Siekerka served as chairperson. None of these directors has ever been an officer or employee of Investors Bancorp; or an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, or had any transactions or relationships with Investors Bancorp in 2019 requiring specific disclosures under SEC rules or Nasdaq listing standards. Ms. Byrnes, who also served as a member of the Compensation and Benefits Committee during 2019, is neither an executive officer of another entity at which one of Investors Bancorp’s executive officers serves on the Board of Directors, nor had transactions or relationships with Investors Bancorp in 2019 requiring specific disclosures under SEC rules. Ms. Byrnes was an officer of Investors Bank prior to her retirement in 2007.

Compensation Discussion and Analysis

In this section, we describe the Company’s executive compensation program.  Our intent is to help stockholders understand the framework of our overall program, its objectives, and the rationale for the Compensation and Benefits Committee’s compensation decisions.  This discussion is focused specifically on the compensation of the following executive officers, each of whom is named in the Summary Compensation Table and other compensation tables which appear later in this section.  The following executives are referred to in this discussion as “Named Executive Officers” (“NEOs”).

Name	Title
Kevin Cummings	Chairman and Chief Executive Officer
Domenick A. Cama	President and Chief Operating Officer
Richard S. Spengler	Executive Vice President and Chief Lending Officer
Paul Kalamaras	Executive Vice President and Chief Risk Officer
Sean Burke	Executive Vice President and Chief Financial Officer

2019 Say on Pay Vote and Changes to 2019 Executive Compensation

At our 2019 Annual Meeting, Proposal II—Advisory Vote to Approve Executive Compensation—commonly known as “Say on Pay”—received a FOR vote of 93.6% of the shares voted.  For comparison, at our 2018 Annual Meeting the Say on Pay proposal had received a FOR vote of 68.7%.

We continue to engage with stockholders regarding our executive compensation philosophy and to ensure that our executive compensation program aligns the interests of our stockholders with our NEOs.  For 2018, the Compensation and Benefits Committee adjusted the weighting of the CEO’s and COO’s annual incentive opportunity to 85% for corporate goals and 15% for individual goals from the previous weighting of 60% for corporate goals and 40% for individual goals.  For 2019, the Compensation and Benefits Committee continued to focus on enhancing its compensation philosophy with the assistance of Pearl Meyer & Partners, LLC (“Pearl Meyer”), a leading provider of compensation consulting services. The Compensation and Benefits Committee, with the assistance of Pearl Meyer, conducted a comprehensive assessment of the Company’s executive compensation programs and practices, including annual incentive opportunity, against Company peers and stockholder expectations. As a result of this assessment, the Compensation and Benefits Committee made the following adjustments to the 2019 annual incentive program for the CEO and COO:

2019 Executive Compensation Changes

•	The incentive award opportunity at the target and maximum achievement levels was reduced for the CEO and COO, which resulted in a reduction of incentive compensation.
•	The corporate goal was based solely on the Company’s net income achievement.
•	The 2019 maximum corporate goal amount was set to exceed 2018 achievement.
•	The values between threshold to target and target to maximum necessary for achieving the corporate goal were widened.

Executive Summary

2019 Compensation Highlights

•	There were no base salary increases in 2019 for our CEO and COO.
•

There were no restricted stock awards or stock options granted in 2019 to our CEO, COO and other NEOs, with the exception of the Replacement Awards to our CEO and COO as discussed in the “Implementation of Settlement of Stockholder Litigation” section beginning on page 42 of this proxy statement.

•	Based on the achievement of the corporate financial target and individual goals, the annual cash incentive awards were paid, between 68% and 128% of base salary, to our NEOs.
•	The incentive compensation paid to our CEO and COO for 2019 was 36% lower than the incentive compensation paid for 2018.
•	Potential awards at target and maximum levels were lower than prior year levels for our CEO and COO.
•	Potential awards at maximum achievement level as a percentage of salary were lower than prior year for all of our NEOs.
•

The CEO’s and COO’s individual goal is measurable, quantifiable and tied to the financial results of the Company.  Refer to the “2019 Incentive Opportunity” section in this proxy statement for a description of the individual goal for the CEO and COO.

2020 Executive Compensation Enhancements

In further assessing the Company’s executive compensation programs and practices, the Compensation and Benefits Committee has made the following additional adjustments to the 2020 annual incentive program for the CEO and COO:

•	The CEO’s and COO’s incentive goals will be measured exclusively by specific corporate goals.
•	The CEO’s and COO’s incentive opportunity will no longer include individual goals.
•	If the Company does not exceed the net income threshold, no incentive will be paid to the CEO or COO.
•	In the event the threshold for the Company’s net income is achieved, the CEO’s and COO’s incentive opportunity will be based on a balanced scorecard for the following Company financial components:
o	Earnings per share
o	Return on average assets
o	Loan quality
o	Growth of core deposits
•	The 2020 target and maximum corporate goal amounts have been set to exceed 2019 achievement.
•	All components of the CEO’s and COO’s goals are specifically tied to the financial results of the Company.

COVID-19 Considerations for 2020 Incentive Compensation

The Compensation and Benefits Committee is actively monitoring the effects of the COVID-19 pandemic on the economy, our operations and future financial results.  In light of these developments, the Compensation and Benefits Committee may re-evaluate the incentive goals and performance measurements associated with incentive compensation during 2020 and exercise its discretion to adjust performance targets as appropriate to take into account the impact of the COVID-19 pandemic on the Company’s results of operations.  Any material changes to the 2020 annual incentive program will be communicated in accordance with applicable disclosure requirements.

Compensation Governance Best Practices and Policies

We continually evaluate our executive compensation practices and policies. We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do	What We Don’t Do

✓    We design our incentive compensation arrangements to appropriately balance risk and financial results in a manner that does not pose undue risk to the Company.

✓    We utilize an independent compensation consultant to annually evaluate NEO cash and stock compensation based on the pay levels of comparable executives in fifteen-to-twenty peer comparator banking companies.

✓    We pay incentive compensation based on measurable and verifiable corporate performance objectives.

✓    We consider multi-year financial performance when awarding long-term stock compensation.

✓    We conservatively vest stock compensation (generally five years).

✓    We require each of our NEOs to own Company common stock valued at a minimum of three-to-five times their annual salary.

✓    We maintain a clawback policy for bonus and other incentive compensation paid to executive officers, which mitigates risk-taking behavior.

✓    We will place greater weight on performance when granting future equity awards.

✘  We don’t modify annual incentive compensation performance objectives during the year in which those objectives apply.

✘  We don’t require the base salaries and total cash compensation of our NEOs to attain any particular percentile position versus the compensation of executives in our peer comparator companies.

✘  We don’t allow directors and executive officers to engage in or effect transactions designed to hedge or offset economic risk of owning shares of our stock.

✘  We don’t allow directors and executive officers to hold company stock in a margin account or pledge securities as collateral.

✘  We don’t enter into new change of control agreements with single triggers.

✘  We have only limited perquisites.

✘  We don’t enter into new employment contracts with tax gross up provisions.

What Guides Our Program

Executive Compensation Philosophy

Investors Bancorp’s executive compensation program is designed to offer competitive cash and equity compensation and benefits that will attract, motivate and retain highly qualified and talented executives who will help maximize Investors Bancorp’s financial performance and earnings growth. Investors Bancorp’s executive compensation program is also intended to align the interests of its executive officers with stockholders by rewarding performance against established corporate financial targets, and by motivating strong executive leadership and superior individual performance. In this regard: (1) a substantial portion of the compensation payable to our NEOs is linked to financial and individual performance and is dependent on quantifiable achievement of goals; (2) the interests of our NEOs are aligned with the long-term interests of our stockholders through their stock-based and non-equity incentive compensation, which are earned primarily based on the satisfaction of corporate performance metrics; (3) our focus is providing compensation that is commensurate with the achievement of short-term and long-term financial goals and individual performance; and (4) our executive compensation program is designed to be competitive to attract, retain and motivate our NEOs.

The Compensation and Benefits Committee regularly evaluates the level of annual incentive compensation, including the annual incentive compensation opportunity available to each of our NEOs based on the Company’s growth and financial performance, as well as peer competitive compensation practices, and overall marketplace conditions.

For 2019, our CEO’s cash compensation was 44% fixed and 56% variable.  For our other NEOs, cash compensation for 2019 averaged 53% fixed and 47% variable.

Investors Bancorp’s executive compensation program allocates portions of total compensation between long-term and short-term compensation and between cash and non-cash compensation by including competitive base salaries, an annual cash incentive plan, stock options and performance and time-based stock awards, supplemental executive retirement benefits and limited executive perquisites, which encourage long-term employment with Investors Bancorp.

The compensation paid to each NEO is based on the executive officer’s level of job responsibility, corporate financial performance measured against corporate financial targets, and an assessment of individual performance. A significant portion of each NEO’s total compensation is performance-based as each executive is in a leadership role that can significantly impact corporate performance.

The Decision-Making Process

Role of the Compensation and Benefits Committee

The Compensation and Benefits Committee oversees the executive compensation program for our NEOs.  The Committee is comprised of non-employee directors determined by the Board to be independent as defined in the Nasdaq corporate governance listing rules and SEC Rule 10C-1.  The Compensation and Benefits Committee’s Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Investors Bank’s website at www.investorsbank.com.

As noted in the Compensation and Benefits Committee Charter, the purpose of the committee is to assist the Board in carrying out the Board’s overall responsibility relating to executive compensation, incentive compensation and equity and non-equity based benefit plans. The Compensation and Benefits Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Committee.

Role of Executive Officers

The Compensation and Benefits Committee is responsible for designing and approving our executive compensation program. When appropriate, the CEO and COO will provide the Committee with the information it needs to make well-informed and appropriate decisions. The CEO and COO participate in Committee meetings purely in an informational and advisory capacity and have no votes in the Committee’s decision-making process.  The CEO and COO do not attend portions of committee meetings during which their performance is being evaluated or their compensation is being determined.  The Compensation and Benefits Committee uses executive session to determine appropriate actions to be taken.

The Compensation and Benefits Committee will meet with the CEO and COO before establishing the incentive compensation performance metrics, including their respective weightings, and to review the progress towards the achievement of the pre-established corporate financial targets and individual performance goals related to our cash and equity incentive plans. Also, the Committee requires the CEO and COO to provide the Committee with performance assessments and compensation recommendations for each of the other NEOs, which are considered by the Compensation and Benefits Committee in arriving at its compensation determinations.

Role of Compensation Consultant

For 2019, the Compensation and Benefits Committee engaged Pearl Meyer as an independent compensation consultant to assist in its evaluation of Investors Bancorp’s executive compensation program and provide an annual competitive evaluation of the total compensation of the NEOs. Pearl Meyer reports directly to the Compensation and Benefits Committee, and does not perform any other services to Investors Bancorp or Investors Bank. Pearl Meyer provided the Compensation and Benefits Committee with executive compensation benchmarking trends and external developments, and also provided input on Investors Bancorp and Investors Bank’s overall compensation program, and monitored their short-term and long-term incentive plans for best practices and market competitiveness.

Before engaging a compensation consultant, the Compensation and Benefits Committee considers the independence of the compensation consultant, taking into account the following factors: (1) other services provided to Investors Bancorp by the compensation consultant; (2) fees paid by Investors Bancorp as a percentage of the compensation consultant’s total revenue; (3) policies or procedures maintained by the compensation consultant that are designed to prevent a conflict of interest; (4) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any member of the Compensation and Benefits Committee; (5) any Investors Bancorp common stock owned by the compensation consultant or the individual compensation advisors employed by the firm; and (6) any business or personal relationship of the compensation consultant or the individual compensation advisors employed by the firm with any executive officer of Investors Bancorp. In this regard, prior to an engagement, the Compensation and Benefits Committee requests and receives a report from a compensation consultant regarding its independence.  The Compensation and Benefits Committee concluded that Pearl Meyer was independent and had no conflicts of interest with respect to its engagement.

Market Comparison

For 2019, Pearl Meyer compared Investors Bancorp’s executive compensation program to peer group compensation data. Pearl Meyer provided the Compensation and Benefits Committee with relevant competitive cash and stock compensation information obtained from public disclosures of a selected peer group of 17 banking institutions to be used for evaluating 2019 compensation. These included banking institutions with assets of $20.4 billion to $45.9 billion at September 30, 2018, having an asset mix similar to Investors Bancorp and doing business predominately in the Northeast and Central regions of the United States.

Our peer comparator companies are reviewed and modified from year-to-year based on several factors, including significant changes and developments in the size, scope, business mix and financial condition of Investors Bancorp and each of the potential peer comparators. In addition, the Compensation and Benefits Committee considers the impact of completed mergers and acquisitions activity in our geographic region and relevant areas of competitive banking operations, as well as other publicly-announced business combinations within the broader banking industry. The Compensation and Benefits Committee also considers pertinent competitive industry knowledge and information provided by its compensation advisors and senior management.

2019 Peer Group

The group of companies approved by the Compensation and Benefits Committee for the evaluation of 2019 Named Executive Officer compensation consisted of the 17 peer banking institutions identified below:

BankUnited, Inc. - FL	People’s United Financial, Inc. - CT	Umpqua Holdings Corporation - OR
Chemical Financial Corporation - MI	Prosperity Bancshares, Inc. - TX	Valley National Bancorp - NJ
Commerce Bancshares Inc. - MO	Signature Bank - NY	Webster Financial Corporation - CT
F.N.B. Corporation - PA	Sterling Bancorp - NY	Western Alliance Bancorporation - AZ
Fulton Financial Corporation - PA	TCF Financial Corporation - MN	Wintrust Financial Corporation - IL
IBERIABANK Corporation - LA	UMB Financial Corporation - MO

While our executive compensation program is designed such that each NEO’s base salary, annual cash incentives and long-term equity compensation are commensurate with corporate and personal performance, Investors Bancorp has no formal policy that requires the compensation of the NEOs to attain any specific percentile position within our peer group. However, the Compensation and Benefits Committee carefully reviewed detailed comparative information provided by its compensation consultant regarding the cash and stock compensation of each NEO, which included (i) a detailed comparative study of the cash and stock compensation of the NEOs of the selected peer companies on a functionally position-matched basis and (ii) statistical median and average value of the detailed array of comparative executive compensation data for each element of NEO compensation.  This comparative compensation study also includes specific information regarding the cash and stock compensation provided to the non-employee Directors of each of the peer comparator companies.

Elements of Executive Compensation for 2019

The Compensation and Benefits Committee used a total compensation approach in establishing our elements of executive compensation, which consist of base salary, annual cash incentive awards, long-term incentive awards (such as stock option and restricted stock awards), a competitive benefits package and limited perquisites.

Base Salary

Base salary is the primary fixed component of our executive compensation package for our NEOs. Base salary levels for the NEOs are evaluated by the Compensation and Benefits Committee on an annual basis. In general, base salaries are reviewed considering the experience and market value of each NEO based on the competitive executive salary information furnished to the Compensation and Benefits Committee by its compensation consultant. Specifically, each NEO’s base salary level is determined by his sustained individual performance, leadership, operational effectiveness, tenure in office, experience in the industry and the employment market conditions in our geographical area.

For 2019, there were no base salary increases for our NEOs except for our Chief Financial Officer. The Compensation and Benefits Committee considered Investors Bancorp’s financial performance, and peer group and market-based industry salary data provided by the Committee’s compensation consultant for 2019, as well as the individual factors identified above.

The following table sets forth the salary earned by our NEOs for the calendar years ended December 31, 2019 and 2018:

Executive Officer	2019 Salary ($)	2018 Salary ($)
Kevin Cummings	1,075,000	1,075,000
Domenick A. Cama	725,000	725,000
Richard S. Spengler	465,000	465,000
Paul Kalamaras	450,000	450,000
Sean Burke	450,000	425,000

Executive Officer Annual Incentive Plan

Each of the NEOs participated in the Executive Officer Annual Incentive Plan in 2019. Each NEO’s annual cash incentive award opportunity is defined as a percentage of base salary. Award opportunities are linked to specific targets and range of performance results for both annual corporate financial performance and individual goals.

The Compensation and Benefits Committee believes that executive annual incentive compensation should be formally tied to the attainment of certain corporate financial targets and individual performance goals to align the executive’s performance with providing value for our stockholders. The corporate financial target for 2019 was based on net income. Individual goals represent the clear assignment by the Board and its Compensation and Benefits Committee of direct personal accountability for specific financial, organizational, operational, risk management, and information systems objectives to one or more of our NEOs. In this context, the individual goals assigned by the Compensation and Benefits Committee are quantifiable, measurable and otherwise verifiable performance objectives, the attainment of which contribute significantly to the growth, profitability, productivity and efficiency of our business operations and corporate health.

In many cases, these individual goals include personal accountability on the part of one or more NEO (including the CEO) for critical performance with respect to standard banking industry and other public company metrics (e.g., deposit growth, efficiency ratio, loan delinquency and other such goals). In our view, individual goals have served to strengthen the effectiveness of our executive compensation program and continue to have a significant positive impact on our managerial performance. We believe that this incentive plan structure allows our NEOs to effectively plan, organize, supervise, monitor and evaluate the key functional areas and departments for which they are responsible, and through which our most important corporate objectives are achieved.

The corporate financial targets and individual goals are established by the Compensation and Benefits Committee no later than 90 days after the commencement of the period of service to which the performance goal relates, but in no event after 25% of the performance period has elapsed, and in either case, so long as the outcome is substantially uncertain at the time that the goal is established. Such targets and goals are weighted in relation to the NEO’s position and duties. As corporate financial targets and/or individual performance goals exceed or fall short of achievement levels (which are established at Threshold, Target and Maximum Achievements), the actual amount paid under the plan will exceed or fall short of the targeted payment amount.

2019 Financial Performance – Incentive Achievement

Total assets increased $469.8 million, or 2%, for the year ended December 31, 2019, driven primarily by increases of $167.2 million and $97.9 million to securities and net loans, respectively. Additionally, new lease accounting guidance that was effective January 1, 2019 resulted in the Company recording operating lease right-of-use assets of $175.1 million on our balance sheet at December 31, 2019. Our ongoing strategy is to continue to diversify our loan portfolio while maintaining a high level of asset quality. Net income decreased by $7.1 million to $195.5 million for the year ended December 31, 2019. Net income for the year ended December 31, 2019 was negatively impacted by $7.8 million of additional income tax expense resulting from the revaluation of our net deferred tax asset as the State of New Jersey provided clarification in December 2019 relating to previously enacted tax law changes.

Capital management continues to be a key component of our business strategy.  We continue to manage our capital through a combination of organic growth, stock repurchases, cash dividends and acquisitions. Effective capital management and prudent growth allows us to effectively leverage the capital from the Company’s public offerings, while being mindful of tangible book value for stockholders.

Our total shareholder return for the year ended December 31, 2019 was strong after the year ended December 31, 2018 was negatively impacted by a market-wide decline in stock prices.  During 2019, the Company paid cash dividends to stockholders of $0.44 per share totaling $122.2 million and repurchased $475.9 million of stock as part of our capital management strategy to manage capital through organic growth, stock repurchases, cash dividends and acquisitions.  In December 2019, we repurchased $335.7 million of stock from Blue Harbour Group, L.P. (“Blue Harbour”).  Blue Harbour was previously our largest stockholder.

(1)

Net income for the year ended December 31, 2019 is adjusted to exclude $7.8 million of income tax expense resulting from the revaluation of the net deferred tax assets related to the clarification of New Jersey state tax law changes, $5.8 million of expenses related to the settlement of shareholder litigation, $4.1 million loss on the sale of debt securities as part of a restructuring and $1.4 million of severance costs related to a workforce reduction. Net income for the year ended December 31, 2018 is adjusted to exclude a $24.6 million loss on the sale of debt securities available-for-sale, net of tax, and branch closure costs of $2.1 million, net of tax, announced in December 2018.  Net income for the year ended December 31, 2017 is adjusted to exclude $49.2 million of income tax expense related to the enactment of the Tax Act in December 2017 and $3.7 million of severance and branch closure costs related to the workforce reduction and branch closures announced in December 2017.

2019 Incentive Opportunity

The Compensation and Benefits Committee regularly evaluates the level of annual incentive compensation, including the annual incentive compensation opportunity available to each of our NEOs based on the Company’s growth and financial performance, as well as peer competitive compensation practices, and overall marketplace conditions. The Company’s objective is to continue to provide annual incentive opportunities that are commensurate with our annual financial and operational results, as well as each NEO’s personal contribution to those results.

For 2019, the Compensation and Benefits Committee established the following range of annual cash incentive award opportunities for Threshold, Target and Maximum Achievements as a percentage of base salary:

Executive Officer	Threshold(1)	Target(1)	Maximum(1)
Kevin Cummings	87.5%	131.3%	175.0%
Domenick A. Cama	70.0%	105.0%	140.0%
Richard S. Spengler	52.5%	78.8%	105.0%
Paul Kalamaras	52.5%	78.8%	105.0%
Sean Burke	52.5%	78.8%	105.0%

(1)	Assumed 50%, 75% and 100% achievement of all individual goals at Threshold, Target and Maximum, respectively.

For 2019, the Compensation and Benefits Committee weighted each NEO’s annual cash incentive award opportunity (as a percentage of the total award opportunity) with respect to the corporate financial target and individual goals as follows:

Executive Officer	Corporate Financial Target	Individual Goals
Kevin Cummings	85%	15%
Domenick A. Cama	85%	15%
Richard S. Spengler	40%	60%
Paul Kalamaras	40%	60%
Sean Burke	40%	60%

Corporate Financial Target

The Company’s corporate financial target for 2019 was net income.

Net Income

The Compensation and Benefits Committee established the following Threshold, Target and Maximum Achievements for net income:

Metric	Threshold	Target	Maximum
Net Income ($ in millions)	$200	$220	$240

The net income goals at target and maximum were 2% and 7% higher, respectively, than the corresponding net income goals for 2018. The net income goal at threshold was 2% lower than the corresponding net income goal for 2018. While the net income goal at threshold was slightly lower in 2019 than 2018, the ranges between threshold and target and target to maximum were widened for 2019. After reviewing the 2019 net income results, the Committee concluded that this goal was achieved between Threshold and Target.

Individual Goals

The individual goals established by the Compensation and Benefits Committee were aligned with each NEO’s area of responsibility at Investors Bancorp and related to the successful implementation of our strategic initiatives. For 2019, each NEO’s individual goals were related to the following:

•

Messrs. Cummings’ and Cama’s individual goal was related to maintaining credit quality versus peers. In establishing the individual goal of both Messrs. Cummings and Cama, the Compensation and Benefits Committee set the goal for commercial loan delinquencies to remain within a 5% range variance compared to our peer group.

•

Mr. Spengler’s individual goals included implementation of a loan origination platform and loan delinquencies to remain within a 5% range variance to our peer group.  In addition, specific metrics were established with a range of attainment between minimum and maximum for cash management fees and total deposit balances and checking account balances for deposit accounts originated through lending.

•

Mr. Kalamaras’ individual goals included ensuring that no regulatory enforcement actions result from the 2019 BSA exam, implementing an approved BSA transformation plan, implementing a PD/LGD risk rating system and improving the first line/second line communication and process.

•	Mr. Burke’s individual goals were related to CECL implementation, an operational efficiency analysis, fee waiver analysis/dashboard and process enhancements for accounts payable and deposit tracking.

2019 Incentive Achievement

For 2019, the net income utilized for evaluation of the corporate goal achievement was $214.6 million, which was between the Threshold and Target achievement levels. In determining net income for 2019, the Compensation and Benefits Committee made adjustments due to events that were considered extraordinary, unusual or non-recurring, as contemplated by our Incentive Plan. Specifically, these adjustments were due to the revaluation of the net deferred tax asset related to the clarification of New Jersey state tax law changes, expenses related to the settlement of shareholder litigation, loss on the sale of debt securities as part of a restructuring and severance costs related to a workforce reduction. The adjustments were as follows:

($ in millions)	2019
Net income	$195.5
Revaluation of net deferred tax asset	7.8
Settlement of shareholder litigation	5.8
Loss on sale of securities	4.1
Workforce reduction costs	1.4
Adjusted net income	$214.6

Based upon the foregoing and the assessment of the NEO’s individual performance relative to his pre-established individual goals, the Compensation and Benefits Committee approved the following annual cash incentive awards on February 24, 2020:

2019 Annual Cash Incentive Awards

			Bonus Guidelines		Achievement
Executive Officer	Eligible Earnings ($)	Maximum Bonus (%)	Corporate Goals	Individual Goals	Corporate Goals	Individual Goals	Cash Incentive ($)	Percent of Salary
Kevin Cummings	1,075,000	175%	85%	15%	68.25%	100%	1,373,548	128%
Domenick A. Cama	725,000	140%	85%	15%	68.25%	100%	741,077	102%
Richard S. Spengler	465,000	105%	40%	60%	68.25%	62.75%	317,118	68%
Paul Kalamaras	450,000	105%	40%	60%	68.25%	100%	412,493	92%
Sean Burke	450,000	105%	40%	60%	68.25%	100%	412,493	92%

Equity Incentive Plan

At the annual meeting of stockholders held on June 9, 2015, stockholders of the Company approved the Investors Bancorp, Inc. 2015 Equity Incentive Plan (“2015 Equity Plan”). Under the 2015 Equity Plan, individuals including officers and directors are eligible to receive awards of restricted stock and stock options to purchase shares of Investors Bancorp common stock (at an exercise price of no less than the market price of the common stock at the time of grant). A total of 30,881,296 shares (13,234,841 restricted stock awards and 17,646,455 stock options) of Investors Bancorp common stock were authorized for issuance under the 2015 Equity Incentive Plan. Awards to non-management Directors were limited to 30% of the shares reserved under the 2015 Equity Incentive Plan.

During the year ended December 31, 2019, excluding the Replacement Awards granted to our CEO and COO as discussed below, the Company awarded 695,919 restricted stock awards and 50,000 options under the 2015 Equity Plan.  None of these grants were issued to directors or NEOs.

Performance-Based Equity Awards

On June 23, 2015, Investors Bancorp granted performance-based restricted stock awards to our NEOs.  The selected performance metrics were (1) Net Charge-Offs as a Percentage of Average Loans and Leases vs. Peers; (2) Return on Average Tangible Core Equity vs. Pre-Established Board-Approved Strategic Plan; and (3) Total Shareholder Return vs. Peers. Our performance on these metrics was measured over a three-year period ended December 31, 2017. At the end of the performance-period, if all or any portion of these performance-based stock awards were earned by participating executives, the vesting and payout of any earned shares would be 1/3 at the end of the three-year performance period, 1/3 one year thereafter, and 1/3 two years thereafter (resulting in a total performance and vesting period of five years).

During 2018, it was determined that the performance criteria were achieved at 70% of target, resulting in 70% of the performance-based stock awards being deemed earned based on the satisfaction of the performance metrics and converted to time-based vesting.  As a result, 1/3 of such earned shares vested on each of February 15, 2018, February 15, 2019 and February 15, 2020.

Implementation of Settlement of Stockholder Litigation

Following the approval of the 2015 Equity Plan, on June 23, 2015, Investors Bancorp granted to executive officers, employees and directors a total of 6,849,832 restricted stock awards and 11,576,611 stock options to purchase Investors Bancorp common stock. Of this 2015 grant, a total of 3,333,333 restricted stock awards and 4,453,331 stock options were awarded to NEOs. Mr. Cummings was awarded 1,000,000 restricted stock shares, vesting in equal installments over a seven-year period, of which 250,000 shares were subject to the Company’s satisfaction of certain performance criteria. Mr. Cummings was also awarded 1,333,333 stock options exercisable at the then-market price, vesting in equal installments over a seven-year period. Mr. Cama was granted 800,000 restricted stock awards, vesting equally over seven years, with 200,000 shares being conditioned upon the Company meeting certain performance criteria, and 1,066,666 stock options, vesting equally over seven years, exercisable at the then-current market price. The performance shares awarded to Messrs. Cummings and Cama were ultimately determined to be earned at 70% of target, and the shares so earned were vested in three annual installments through February 2020.

Also on June 23, 2015, each non-executive director was awarded (i) 250,000 stock options exercisable at the then-current market price, and (ii) 100,000 shares of restricted stock, in each case vesting in equal installments over five years, except for former directors Robert Cashill and Brian Dittenhafer, who were each awarded 150,000 shares of restricted stock, vesting in equal installments over three years.

The June 23, 2015 awards were made at an important milestone in the Company’s history, namely, the completion of its conversion from a mutual holding company to a fully public company, and were the result of a review and assessment process conducted by the Compensation and Benefits Committee, in consultation with external compensation and legal advisors, who had provided the Committee with information relating to the grant practices of companies that had converted from the mutual to stock form of organization and, in particular, companies of comparable size that had completed a two-step mutual-to-stock conversion (a “Second Step Conversion”).

Following the filing of the Company’s proxy statement in April 2016, three stockholder complaints were filed in the Court of Chancery of the State of Delaware, purportedly on behalf of the Company, which was named a nominal defendant, against certain current and former directors of the Company, including Messrs. Cummings and Cama (collectively, the “Director Defendants”). The complaints alleged breaches of fiduciary duty and unjust enrichment by the Director Defendants in connection with the equity grants awarded on June 23, 2015. The three complaints were consolidated by the Court of Chancery and captioned In re Investors Bancorp, Inc. Stockholder Litigation (the “Action”), and the Company and the Director Defendants moved to dismiss the Action for failure to state a claim and for failure to make a demand on the board of directors before filing suit. In an opinion issued April 5, 2017, the Court of Chancery granted the motions and dismissed the Action against the non-employee directors because the 2015 Equity Plan contained meaningful, specific limits on awards to all director beneficiaries, and therefore the awards to the non-employee directors were ratified by the stockholders and entitled to business judgment protection. The Court of Chancery also dismissed the claims directed to the directors who were executive officers because the plaintiffs failed to make a pre-suit demand on the board.

The plaintiffs appealed the Court of Chancery dismissal of the Action. In December 2017, the Delaware Supreme Court reversed, overturning existing Court of Chancery precedent regarding the availability of the ratification defense where stockholders have approved an equity plan which provides directors with discretion to grant themselves awards within certain limits, and holding that such awards are subject to entire fairness review. The Supreme Court further held that because the complaint alleged that the awards to Messrs. Cummings and Cama were made nearly contemporaneously with the directors’ own awards, pre-suit demand on the board would have been futile, and the claims pertaining to those awards could not be dismissed at the pleading stage.

During 2018, the Company, the Director Defendants and the plaintiffs engaged in significant discovery, including the production and review of approximately 85,000 pages of documents and the taking of multiple depositions of the directors and other non-parties. The Director Defendants and plaintiffs also engaged in two full-day mediation sessions, at the conclusion of which the parties reached a settlement of the action.

On March 6, 2019, the Company, the directors and the plaintiffs caused to be filed with the Court of Chancery a Stipulation and Agreement of Compromise, Settlement and Release (the “Settlement Agreement”).

A Notice of Pendency of Derivative Action, Proposed Settlement and Settlement Hearing (the “Settlement Notice”) was mailed to all stockholders of record, as well as to other persons or entities who held shares of the Company for the benefit of others, as of March 6, 2019. Among other things, the Settlement Notice described the terms of the settlement and indicated that the hearing to determine whether the Court of Chancery should approve the settlement would take place on May 23, 2019 in Dover, Delaware.

Nothing in the Settlement Agreement authorized, restricted or limited the power and ability of the Board of Directors to make future grants under the 2015 Equity Plan or a successor plan, or to otherwise provide compensation to any of the directors in the ordinary course.  The Settlement Notice stated that the Compensation and Benefits Committee intended to consider whether to grant new or replacement awards under the 2015 Equity Plan to Messrs. Cummings and Cama.

In March 2019, the Compensation and Benefits Committee, with the assistance of Pearl Meyer, its independent compensation consultant, and Sullivan & Cromwell LLP, as compensation practices counsel, commenced a process to consider the issuance of equity grants to Messrs. Cummings and Cama to replace those being surrendered pursuant to the terms of the Settlement Agreement. The Compensation and Benefits Committee, with the assistance of its independent advisors, conducted various analyses to determine whether replacement grants should be made, and, if so, at what levels. These analyses included a review of grant practices and total direct compensation for CEOs and COOs at institutions similar to the Company, including the grant practices of companies which had converted from a mutual to stock form of organization, particularly companies of comparable size which had completed a Second Step Conversion.

In its determination of the amount and form of replacement grant levels, the Compensation and Benefits Committee reviewed and evaluated the following:

(i)	valuation of the equity grants issued to Messrs. Cummings and Cama under the 2015 Equity Plan using the following methodologies:
•	grant date fair value
•	current value
•	carried interest value;
(ii)

historical compensation for Messrs. Cummings and Cama as compared to peers for the period 2015 – 2021 (representing the vesting period for the equity grants issued to Messrs. Cummings and Cama under the 2015 Equity Plan), and for the period 2011 – 2017 (representing seven years for which historical information was available), including the following analyses:

•	total direct compensation
•	total direct compensation comparison to peers
•	regression analysis
•	carried interest analysis
•	historical second step mutual conversion practices;
(iii)	the terms of the Settlement Agreement;
(iv)	the unique role that Mr. Cama held within the Company;
(v)	the expectations of Messrs. Cummings and Cama in regard to equity grants as part of their overall compensation;
(vi)

comparison of the analyses performed by the Compensation and Benefits Committee in 2015 relating to traditional post-mutual conversion grant practices and the analysis conducted in 2019 in regard to the evaluation considered by the Compensation and Benefits Committee in determining possible replacement grant levels;

(vii)	the Company’s financial performance for the period 2014 – 2019 year-to-date;
(viii)	the successful Second Step Conversion and capital raise conducted in 2014;
(ix)	assessment of potential levels of restricted shares and options being considered in the replacement awards;
(x)	the lack of annual equity awards granted to Messrs. Cummings and Cama in 2016, 2017, 2018 and 2019;
(xi)	potential vesting periods for the replacement grants being considered; and
(xii)	potential tax and accounting implications to the Company in the grant of replacement awards being considered.

On May 20, 2019, the Compensation and Benefits Committee authorized and approved, and recommended to the Board of Directors, the issuance of replacement awards of (i) 925,000 shares of restricted stock and 525,120 stock options to Mr. Cummings, and (ii) 740,000 shares of restricted stock and 420,096 stock options to Mr. Cama (collectively the “Replacement Awards”).  The Board of Directors, excluding Messrs. Cummings and Cama, determined that it was advisable and in the best interests of the Company to approve and issue the Replacement Awards, subject to the surrender of the awards previously made to Messrs. Cummings and Cama in 2015 pursuant to the Settlement Agreement.

In granting the Replacement Awards to Messrs. Cummings and Cama, the Compensation and Benefits Committee and the Board of Directors indicated that the Replacement Awards were intended to modify and replace the awards previously made to Messrs. Cummings and Cama in 2015 and were not new awards.  This resulted in the Compensation and Benefits Committee determining to use the same vesting schedule for the Replacement Awards as had been utilized in the awards previously granted to Messrs. Cummings and Cama in 2015.

The Settlement hearing was held on May 23, 2019. On June 21, 2019, the Court entered an order approving the settlement.  On July 21, 2019 the settlement became effective.  Accordingly, pursuant to the terms of the Settlement Agreement (i) a total of 2.5 million stock options, which constituted all of the stock options granted to non-employee directors (excluding Brendan J. Dugan who is deceased) and stock options granted to Paul Stathoulopoulos (who was not a director of the Company at the time of the equity grant on or about June 23, 2015) were surrendered; (ii) a total of 95,694 shares of restricted stock granted to the then non-employee directors of the Company and to then non-director Paul Stathoulopoulos scheduled to vest in 2020 were surrendered; and (iii) 100% of the stock options and restricted stock granted to Messrs. Cummings and Cama on or about June 23, 2015 were surrendered.

The Replacement Awards were issued to Messrs. Cummings and Cama on July 22, 2019.  The Replacement Awards were issued from the 2015 Equity Plan.  The stock options have an exercise price of $12.54 per share; 25% of the stock options vested upon issuance with the remaining to vest ratably on June 23, 2020, June 23, 2021 and June 23, 2022.  545,241 shares of the restricted stock issued to Mr. Cummings and 436,190 shares of the restricted stock issued to Mr. Cama vested on July 22, 2019, with the remainder to vest on the same vesting schedule as was applicable to the June 23, 2015 awards (ratably on June 23, 2020, June 23, 2021 and June 23, 2022).  In addition, neither Mr. Cummings nor Mr. Cama had received any other equity grants since 2015.

Below is a summary of the grant date fair value of stock options and stock awards granted to Messrs. Cummings and Cama on June 23, 2015 as well as the Replacement Awards issued to Messrs. Cummings and Cama on July 22, 2019.  All stock options and stock awards granted on June 23, 2015 to Messrs. Cummings and Cama were either surrendered pursuant to the Settlement Agreement or forfeited in 2018 due to the level of achievement of the performance-based awards.

Name	Award Type	2015 Original Awards ($) (1)	2019 Replacement Awards ($) (2)	Change in Fair Value ($)
Kevin Cummings	Stock Options	4,159,999	467,357	(3,692,642)
	Restricted Stock	12,540,000	10,230,500	(2,309,500)
		16,699,999	10,697,857	(6,002,142)

Domenick A. Cama	Stock Options	3,327,998	373,885	(2,954,113)
	Restricted Stock	10,032,000	8,184,400	(1,847,600)
		13,359,998	8,558,285	(4,801,713)

(1)

Represents the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to the audited financial statements included in the Annual Report on Form 10-K for the calendar year ended December 31, 2015. The fair value of the stock option awards was $3.12 as computed in accordance with FASB ASC Topic 718.  The stock price on June 23, 2015 was $12.54.  In 2018, Messrs. Cummings and Cama forfeited performance-based restricted shares with a grant date fair value of $940,500 and $752,400, respectively, as the performance-based restricted shared were deemed earned at 70% of target.

(2)

Represents the grant date fair value of the awards determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to the audited financial statements included in the Annual Report on Form 10-K for the calendar year ended December 31, 2019. The fair value of the stock option awards was $0.89 as computed in accordance with FASB ASC Topic 718.  The stock price on July 22, 2019 was $11.06.

On September 26, 2019, one of the plaintiffs who had brought the shareholder derivative action in 2016, which was the subject of the settlement, filed a new complaint in the Delaware Court of Chancery captioned Elburn v. Albanese, et. al (the “2019 Action”), alleging that the Replacement Awards described above were excessive, that the directors who approved these awards were not disinterested, and that the Company had not properly disclosed the issuance of the Replacement Awards prior to its 2019 Annual Meeting of Stockholders.  Defendants filed a motion to dismiss the 2019 Action and that motion remains pending.

Other Elements of Compensation

Benefits

Investors Bank provides its executives, including the NEOs, with medical, dental and vision insurance, disability insurance and group life insurance coverage consistent with the same benefits provided to all of its full-time employees. The NEOs are participants in our qualified retirement plans, including the ESOP, and 401(k) Plan offered to all full-time employees of Investors Bank and designated subsidiaries, and the Bank’s non-qualified Supplemental ESOP and Retirement Plan (“SERP I”). The NEOs have accrued benefits under the Pentegra Defined Benefit Plan for Financial Institutions, formerly known as the Financial Institutions Retirement Fund, which is a tax-qualified multiple employer defined benefit pension plan (the “Defined Benefit Plan”) and the Executive Supplemental Retirement Wage Replacement Plan (“SERP II”) that were each frozen as of December 31, 2016. Additionally, Investors Bank sponsors a long-term care program for certain of its executive officers and their spouses or spousal equivalents. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long-term care program but will stop paying premiums in the event of the participant’s: (i) termination for cause; (ii) retirement; (iii) relocation outside of the country; or (iv) death. Spousal coverage will be terminated upon: (i) a participant’s termination or retirement; (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

ESOP

Under the ESOP, employees of Investors Bank and any subsidiary (unless excluded by the ESOP) who have been credited with at least 1,000 hours of service during a 12-month period are eligible to participate in the ESOP. In 2005, the ESOP utilized proceeds from a loan received from Investors Bancorp to purchase 10,847,883 shares of common stock for the ESOP in connection with Investors Bancorp’s initial public offering in 2005. In connection with the completion of the Second Step Conversion and related stock offering on May 7, 2014, the ESOP purchased an additional 6,617,421 shares of common stock. The Company refinanced the outstanding principal and interest balance of $33.9 million and borrowed an additional $66.2 million to purchase the additional shares. The purchased shares serve as collateral for the loan. The loan is being repaid principally through annual contributions to the ESOP by Investors Bank and dividends paid on the unallocated ESOP shares over the 30-year loan. Shares purchased by the ESOP are held in a suspense account for allocation among the participants’ accounts as the loan is repaid on a pro-rata basis.

Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan are allocated to each eligible participant’s plan account, based on the ratio of each participant’s compensation to the total compensation of all eligible participants. Vested benefits will be payable generally upon the participants’ termination of employment and will be paid generally in the form of Investors Bancorp common stock. Pursuant to FASB ASC Topic 718-40, we are required to record a compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

401(k) Plan

Investors Bank maintains the 401(k) Plan, a tax-qualified defined contribution retirement plan, for all employees who have satisfied the 401(k) Plan’s eligibility requirements. All eligible employees may begin participation in the 401(k) Plan on the first day of the plan year or the first day of the month following the date on which the employee attains age 21. A participant may contribute up to 60% of his or her compensation to the 401(k) Plan on a pre-tax basis, subject to the limitations imposed by the Internal Revenue Code. For 2019, the salary deferral contribution limit is $19,000. However, a participant over age 50 may contribute an additional $6,000 to the 401(k) Plan. A participant is always 100% vested in his or her salary deferral contributions. In addition to salary deferral contributions, the 401(k) Plan provides that Investors Bank will make an employer contribution equal to 50% of the participant’s salary deferral contribution, provided that such amount does not exceed 8% of the participant’s compensation earned during the 2019 plan year.  In addition, during 2019, the 401(k) Plan did not include a discretionary profit sharing contribution. Participants will become 100% vested in their employer contributions after completing three years of credited service (which is a three-year cliff vesting schedule). However, a participant will immediately become 100% vested in any employer contributions upon the participant’s disability or attainment of age 65 while employed with Investors Bank. Generally, unless a participant elects otherwise, the participant’s benefit under the 401(k) Plan is generally payable in the form of a lump sum payment as soon as administratively feasible following his or her termination of employment with Investors Bank, provided, however that a participant can elect to receive a distribution of his or her vested account upon attaining age 59 1⁄2.

Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. In connection with the Second Step Conversion and related stock offering, each participant was eligible to make a one-time purchase of Investors Bancorp common stock through the 401(k) Plan, provided that the purchase did not exceed 50% of the participant’s account balance. Investors Bancorp common stock is not currently an investment option available under the 401(k) Plan.

Defined Benefit Pension Plan

As of December 31, 2016, the Defined Benefit Plan was frozen. Freezing the plan eliminated all future benefit accruals and each participant’s frozen accrued benefit was determined as of December 31, 2016 with no further benefits accrued subsequent to December 31, 2016.

Investors Bank participates in the Defined Benefit Plan. All employees age 21 or older who had completed one year of employment with Investors Bank were eligible for participation in the Defined Benefit Plan the first of the month following their one-year anniversary; however, only employees who had been credited with 1,000 or more hours of service with Investors Bank were eligible to accrue benefits under the Defined Benefit Plan. Effective with the freezing of the plan on December 31, 2016, employees hired after November 30, 2015 are ineligible for participation in the plan as they would not meet the service eligibility requirement. Investors Bank annually contributes an amount to the plan necessary to satisfy the minimum funding requirements established under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The retirement benefit formula under the Defined Benefit Plan provides for a nonintegrated unit accrual formula with an annual accrual rate of 1.25% of the participant’s high five-year average salary, with a 30-year salary cap. A participant’s average annual compensation is the average annual compensation over the five consecutive calendar years out of the last 10 calendar years in which the participant’s compensation was the greatest, or over all calendar years if less than five.

The regular form of retirement benefit is a straight life annuity (if the participant is single) and a joint and survivor annuity (if the participant is married). However, various alternative forms of joint and survivor annuities may be selected instead. If a participant dies while in active service, after having become fully vested, a qualified 100% survivor benefit will be payable to the participant’s beneficiary. Benefits payable upon death may be paid in a lump sum, installments, or in the form of a life annuity. Upon termination of employment due to disability, the participant will be entitled to a disability retirement benefit at age 65.

SERP I

SERP I is intended to compensate certain executives participating in the Defined Benefit Plan and the ESOP whose contributions or benefits are limited by Sections 415 and/or 401(a)(17) of the Internal Revenue Code, applicable to tax-qualified retirement plans (the “Tax Law Limitations”). As of December 31, 2019, Messrs. Cummings, Cama, Spengler, Kalamaras and Burke were participants in the SERP I.

SERP I provides benefits attributable to participation in the Defined Benefit Plan equal to the excess, if any, of the vested accrued benefit to which the participant would be entitled under the Defined Benefit Plan, determined without regard to the Tax Law Limitations, over the vested accrued benefit to which the participant is actually entitled under the Defined Benefit Plan, taking into account the Tax Law Limitations (the “Supplemental Retirement Plan Benefit”).

SERP I also provides benefits attributable to participation in the ESOP equal to the difference between the allocation of shares of Investors Bancorp common stock the participant would have received under the ESOP without regard to the Tax Law Limitations, and the number of shares of stock that are actually allocated as a result of the Tax Law Limitations (the “Supplemental ESOP Benefit”). The Supplemental ESOP Benefit under the plan is denominated in phantom shares of stock such that one phantom share has a value equal to the fair market value of one share of Investors Bancorp common stock. Each participant’s phantom shares are held in a bookkeeping account established on his or her behalf. Each plan year, the dollar amount of appreciation on the phantom shares deemed allocated to each participant’s account will be converted into phantom shares and credited to each participant’s account.

As a long-term compensation plan, the participant’s vested interest in the Supplemental Retirement Plan Benefit and in the Supplemental ESOP Benefit is based on a five-year cliff vesting schedule where participants with less than five years of employment will not be vested in their benefits, and will become 100% vested upon the completion of five years of employment.

In the event of a participant’s separation from service prior to attainment of age 55, the participant’s accrued Supplemental Retirement Plan Benefit will be paid in a single lump sum payment within 30 days of the participant’s separation from service. In the event of separation from service after age 55, the participant’s Supplemental Retirement Plan Benefit will be payable upon the participant’s early retirement date (age 55 with 10 years of service) or normal retirement date (age 65 with five years of service) in either a lump sum or an annuity (single life, single life with 120 months guaranteed, joint and 100% survivor annuity or joint and 50% survivor annuity) as elected by the participant, subject to the requirements of Section 409A of the Internal Revenue Code. In the event of a participant’s separation from service within two years following a change in control (as defined in the Plan), the participant will receive his Supplemental Retirement Plan Benefit in a lump sum within 30 days after his separation from service. The participant’s Supplemental ESOP Benefit will be payable in cash in either a lump sum or annual installments over a period not to exceed five years, as elected by the participant, and will commence within 30 days following the earlier of the participant’s: (i) separation from service, (ii) death or (iii) disability, subject to the requirements of Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, in the event the participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code, no benefit will be payable under the plan during the first six months following the participant’s separation from service (except in the event of death or disability).

SERP II

SERP II was frozen effective as of the close of business on December 31, 2016. SERP II was originally designed to provide participants with a normal retirement benefit, which is an annual benefit equal to 60% of the participant’s highest average annual base salary and cash incentive (over a consecutive 36-month period within the participant’s credited service period) reduced by the sum of the benefits provided under the Defined Benefit Plan and the annuitized value of his or her benefits payable from the defined benefit portion of the SERP I (which is referred to above as the Supplemental Retirement Plan Benefit).

The SERP II was amended to freeze future benefit accruals subsequent to the 2016 year of service. As a result, each participant is entitled to receive their vested frozen accrued benefit as of December 31, 2016, upon their qualifying termination event (the “Frozen Accrued Benefit”). In the event that the participant’s Termination Event (as defined below) occurs prior to attaining age 65, the Frozen Accrued Benefit would be subject to further reduction by multiplying the Frozen Accrued Benefit by a percentage equal to: (i) 2% multiplied by (ii) the numerical difference between 65 and the participant’s age on the date of his termination, provided, however, that if: (i) the participant has completed 25 years of employment with Investors Bank as of his date of termination; or (ii) the participant’s termination is due to death or disability, the participant’s Frozen Accrued Benefit would not be reduced pursuant to the foregoing.

Payment of the Frozen Accrued Benefit (as quantified above) would commence upon the earlier of the participant’s: (i) separation from service; (ii) disability; or (iii) death (the “Termination Event”), which would be paid generally in the form of a life annuity with 120 monthly payments guaranteed, unless the participant elected an alternative form of distribution.

At December 31, 2019, Messrs. Cummings, Cama, Kalamaras and Spengler were participants in the SERP II.

Perquisites

The Compensation and Benefits Committee believes that perquisites should be provided on a limited basis, and only to the most senior level of executive officers. As of December 31, 2019, the following perquisites were available for Messrs. Cummings, Cama, Spengler and Kalamaras: (i) club membership; (ii) automobile allowance; (iii) long-term care insurance and (iv) an annual medical examination. For Mr. Burke, available perquisites included an automobile allowance, an annual medical examination and long-term care insurance.

Employment Agreements

Investors Bancorp entered into employment agreements with each of Messrs. Cummings, Cama, Spengler, Kalamaras and Burke. The employment agreements for Messrs. Cummings, Cama and Spengler were originally entered into on October 11, 2005, the employment agreement for Mr. Kalamaras was originally entered into on August 18, 2008 and the employment agreement for Mr. Burke was entered into on January 26, 2015.

Each of these agreements has an initial term of three years. Unless notice of non-renewal is provided, the agreements renew annually. Each executive is entitled to base salary and is eligible to participate in employee benefit plans and arrangements, including incentive compensation and nonqualified compensation plans, generally made available by Investors Bancorp or Investors Bank to its senior executives and key management employees.

Each executive is entitled to a severance payment and benefits in the event of his termination of employment under specified circumstances. In the event the executive’s employment is terminated for reasons other than for just cause, disability or retirement, provided that such termination of employment constitutes a “separation from service” under Internal Revenue Code Section 409A, or in the event the executive resigns during the term of the agreement following: (i) the failure to elect or reelect or to appoint or reappoint the executive to his executive position; (ii) a material change in the executive’s functions, duties, or responsibilities, which change would cause the executive’s position to become one of lesser responsibility, importance or scope; (iii) the liquidation or dissolution of Investors Bancorp or Investors Bank, other than a liquidation or dissolution caused by a reorganization that does not affect the status of the executive; (iv) a change in control of Investors Bancorp (for Mr. Burke in the event of involuntary termination for any reason other than cause or voluntary termination for good reason); or (v) a material breach of the employment agreement by Investors Bancorp or Investors Bank; then the executive would be entitled to a severance payment equal to three times the sum of his base salary and the highest amount of cash incentive compensation awarded to him during the prior three years, payable in a lump sum. In addition, the executive would be entitled to, at Investors Bancorp’s sole expense, the continuation of nontaxable life and medical, dental and disability coverage for 36 months after termination of employment. The executive would also receive a lump sum payment of the excess, if any, of the present value of the benefits he would be entitled to under any defined benefit pension plan maintained by Investors Bank or Investors Bancorp if he had continued working for Investors Bancorp and Investors Bank for 36 months over the present value of the benefits to which he is actually entitled as of the date of termination. The executives would be entitled to no additional benefits under the employment agreement upon retirement at age 65 or if terminated for just cause.

Should the executive become disabled, Investors Bancorp would continue to pay the executive his base salary for the longer of the remaining term of the agreement or one year, provided that any amount paid to the executive pursuant to any employer-provided disability insurance would reduce the compensation he would receive. In the event the executive dies while employed by Investors Bancorp, the executive’s estate will be paid the executive’s base salary for one year and the executive’s family will be entitled to continuation of medical and dental benefits for one year after the executive’s death. The employment agreement terminates upon retirement (as defined therein), and the executive would only be entitled to benefits under any retirement plan of Investors Bancorp and other plans to which the executive is a party.

The employment agreements for Messrs. Cummings and Cama also provide for indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control that would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive equal the amount of such payments and the value of such benefits the executive would have received in the absence of an excise tax attributable to Sections 280G and 4999 of the Internal Revenue Code, including any federal, state and local taxes on Investors Bancorp’s payment to the executive attributable to such tax. The employment agreements for Messrs. Spengler, Kalamaras and Burke, as amended, provide that the gross benefits under the employment agreements would be reduced to avoid penalties under Section 280G of the Internal Revenue Code if doing so results in a greater after-tax benefit to the executive.

Upon any termination of the executive’s employment, other than a termination (whether voluntary or involuntary) following a change in control as a result of which Investors Bancorp has paid the executive severance benefits, the executive is prohibited from competing with Investors Bank and/or Investors Bancorp for a period of one year following such termination within 25 miles of any existing branch of Investors Bank or any subsidiary of Investors Bancorp or within 25 miles of any office for which Investors Bank, Investors Bancorp or a bank subsidiary of Investors Bancorp has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board of Directors. The executive is also subject to confidentiality provisions during and after the term of the employment agreement.

Other Matters

Stock Ownership Requirements

The Board of Directors adopted stock ownership guidelines for our Named Executive Officers that require the following minimum investment in Investors Bancorp common stock:

Chief Executive Officer:	A number of shares having a market value equal to 5x annual base salary

Other Named Executive Officers:	A number of shares having a market value equal to 3x annual base salary

Equity Retention Policy

In 2013, the Board of Directors adopted the Equity Retention Policy, which is independent of the stock ownership guidelines described above. This policy applies to all Named Executive Officers of Investors Bancorp and all members of the Board of Directors. Under the policy, each Named Executive Officer is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until three months following the date of the executive officer’s termination of employment. Each director is required to retain direct ownership of at least 50% of his or her “covered shares,” net of taxes and transaction costs, until termination of service from the Board of Directors. A “covered share” means any share acquired by a Named Executive Officer or director pursuant to an award granted after July 23, 2013 under any equity compensation plan or other written compensatory arrangement.

Anti-Hedging Policy

The Board of Directors adopted an anti-hedging policy, which prohibits directors and executive officers, including the Named Executive Officers, from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Investors Bancorp common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Investors Bancorp common stock would affect the value of shares of Investors Bancorp common stock owned by an executive officer or director is prohibited. Cashless exercises of stock options are not deemed short sales and are permitted. This policy does not prohibit transactions involving the stock of other unrelated companies and does not apply to employees who are not executive officers.

Prohibition on Pledging Securities

Company policy prohibits directors and executive officers from holding Company securities in a margin account or pledging Company securities as collateral for any other loan. An exception to this prohibition may be granted, in the sole discretion of the Board and in limited circumstances, after giving consideration to, among other factors, the number of shares proposed to be pledged as a percentage of the director’s or executive officer’s total shares held. No shares are currently pledged by a director or executive officer.

Clawback Policy

In accordance with a clawback policy adopted by the Board of Directors, as a condition to receiving incentive compensation, Named Executive Officers agree to return bonus and other incentive compensation paid by Investors Bancorp (including cancellation of outstanding equity awards and reimbursement of any gains realized on such awards) if: (i) the payments or awards were based on reported financial statement or financial information or (any performance metrics or criteria that were based on such financial statements or information); (ii) there is an accounting restatement of financial statements due to material noncompliance with financial reporting requirements under the federal securities laws; and (iii) the amount of the bonus or incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, as amended by the Tax Act, publicly traded companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each “covered employee,” defined as the public company’s principal executive officer, principal financial officer and three additional highest compensated officers during any taxable year of the company beginning after December 31, 2017. The Tax Act provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) prior to the Tax Act, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter.  Our stock option grants and grants of performance-based equity awards made prior to November 2, 2017 are intended to qualify as qualified performance-based compensation that is exempt from the deductibility limitation under Section 162(m).

A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances. While the Compensation and Benefits Committee currently does not have a formal policy with respect to the payment of compensation in excess of the deduction limit, the Committee’s historical practice has been to structure compensation programs offered to the Named Executive Officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Compensation and Benefits Committee considers a variety of factors, including Investors Bancorp’s tax position, the materiality of the payment and tax deductions involved and the need for flexibility to address unforeseen circumstances and Investors Bancorp’s incentive and retention requirement for its management personnel. After considering these factors, the Compensation and Benefits Committee may decide to authorize payments, all or part of which would be nondeductible for federal tax purposes.

Ms. Byrnes did not participate in any decisions related to the annual incentive awards issued to the NEOs in 2019 because as a former officer of Investors Bank, she is not an “outside director” as determined under Code Section 162(m).

Compensation Risk Management

The Compensation and Benefits Committee believes that any risks arising from Investors Bancorp’s compensation policies and practices for all of its employees, including the Named Executive Officers, are not reasonably likely to have a material adverse effect on Investors Bancorp or Investors Bank. In addition, the Compensation and Benefits Committee believes that the mix and design of the elements of the compensation program will encourage senior management to act in a manner that is focused on long-term valuation of Investors Bancorp and Investors Bank.

The Compensation and Benefits Committee regularly reviews Investors Bancorp’s compensation program to ensure that controls are in place so that employees are not presented with opportunities to take unnecessary and excessive risks that could threaten the value of Investors Bancorp or Investors Bank. With respect to the Executive Officer Annual Incentive Plan, the Compensation and Benefits Committee reviews and approves the company-wide performance objectives that determine the bonus payments to be made thereunder. The performance objectives are selected in consultation with an outside independent consultant. Furthermore, all bonus payments are subject to clawback in accordance with our clawback policy, which ensures that performance awards are linked to the actual performance of Investors Bancorp and Investors Bank and promotes the long-term value creation of Investors Bancorp and Investors Bank. Moreover, we instituted our equity retention policy to more closely align the interests of management and the Board with those of our stockholders.

As noted previously, in furtherance of the Compensation and Benefits Committee’s ongoing oversight of the Company’s Executive Officer Annual Incentive Plan, the Board in 2018 adopted the Executive Incentive Compensation Approval Policy. The purpose of this policy is to provide enhanced oversight, review, assessment and approval processes for this Committee, the Risk Oversight Committee and the Audit Committee in the setting of incentive compensation goals for the CEO, COO, the other NEOs and other designated executive officers of the Company, to ensure that our incentive compensation arrangements appropriately balance risk and financial results in a manner that does not pose undue risk to the Company.

Finally, by having an executive stock ownership requirement and an equity retention policy, our executive management team and employees have a significant ownership interest in Investors Bancorp, which will align their interests with those of the stockholders, and in turn will contribute to long-term stockholder value and decrease the likelihood that they would take excessive risks that could threaten the value of their Investors Bancorp common stock.

Compensation and Benefits Committee Report

Pursuant to rules and regulations of the SEC, this Compensation and Benefits Committee Report shall not be deemed incorporated by reference to any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Investors Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting material” or to be “filed” with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended.

The Compensation and Benefits Committee (the Committee) of Investors Bancorp has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Committee has worked with the assistance of management and our compensation consultants to implement a performance driven compensation program.

We operate in a very competitive banking market. To ensure fairness and competiveness, the Committee collects and analyzes an extensive amount of information about executive compensation values and practices in our marketplace. In our region, obtaining and retaining talented people is a serious challenge. The worldwide financial services industry has a large footprint in the New York and New Jersey area and consequently many opportunities exist for employment. It is important to make Investors Bancorp attractive to this important talent pool.

The Committee believes that our Executive Officer Annual Incentive Plan is competitive and has had a positive effect on employee performance and has properly motivated our employees to contribute to the overall success of Investors Bancorp. Each year a participant is assigned individual goals and a share of the overall corporate goals. Each participant is advised of the cash incentive opportunity for meeting his/her goals.  Selection of goals in a way that is intended to align employees’ performance with advancing the overall strategic objectives of Investors Bancorp moves the entire company along its carefully designed strategic path.

The Committee has also utilized equity grants to drive long term performance and to align employees’ financial interests with those of our stockholders. Recent grants have been made with not less than a five- or seven-year vesting requirement, which is much longer than the vesting requirements of our peers and also included performance requirements for the restricted stock awards. Investors Bank also sponsors the ESOP, through which all eligible employees are eligible to receive Investors Bancorp common stock. By ensuring that all employees are stockholders, the Committee believes that the entire workforce has a personal financial stake in the success of Investors Bancorp.

Investors Bancorp has adopted a clawback policy, in order to recapture inappropriate incentive compensation payments, should that ever occur. At the same time, the Committee recognizes the need to discourage the taking of undue risk to achieve short term goals. We have built into our overall compensation philosophy elements that encourage longer term thinking and in particular, the preservation of asset quality. It is the Committee’s belief that our compensation program spends company funds in a way that effectively drives superior employee performance and the success of Investors Bancorp.

Compensation and Benefits Committee of Investors Bancorp, Inc.

Michele N. Siekerka, Chair

Robert C. Albanese, Member

Dennis M. Bone, Member

Doreen R. Byrnes, Member

Paul N. Stathoulopoulos, Member

James H. Ward III, Member

Executive Compensation

The following table sets forth for the calendar years ended December 31, 2019, 2018 and 2017 certain information as to the total remuneration earned to Named Executive Officers with respect to the applicable year.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)	Total Without Change in Pension Value ($)
Kevin Cummings,	2019	1,075,000	—	—	—	1,373,548	2,755,000	207,804	5,411,352	2,656,352
Chairman and	2018	1,075,000	—	—	—	2,150,000	—	184,430	3,409,430	3,409,430
Chief Executive Officer	2017	1,075,000	—	—	—	2,134,090	2,282,000	215,557	5,706,647	3,424,647
Domenick A. Cama,	2019	725,000	—	—	—	741,077	1,692,000	161,707	3,319,784	1,627,784
President and	2018	725,000	—	—	—	1,160,000	—	149,001	2,034,001	2,034,001
Chief Operating Officer	2017	725,000	—	—	—	1,151,416	1,285,000	150,065	3,311,481	2,026,481
Richard S. Spengler,	2019	465,000	—	—	—	317,118	852,000	85,282	1,719,400	867,400
Executive Vice President	2018	465,000	—	—	—	530,100	—	85,581	1,080,681	1,080,681
and Chief Lending Officer	2017	465,000	—	891,600	—	416,547	563,000	87,557	2,423,704	1,860,704
Paul Kalamaras,	2019	450,000	—	—	—	412,493	636,000	92,059	1,590,552	954,552
Executive Vice President	2018	450,000	—	—	—	459,540	—	77,037	986,577	986,577
and Chief Risk Officer	2017	450,000	—	827,400	—	516,510	347,000	82,693	2,223,603	1,876,603
Sean Burke,	2019	450,000	—	—	—	412,493	7,000	87,511	957,004	950,004
Executive Vice President	2018	425,000	—	—	—	467,500	—	67,355	959,855	959,855
and Chief Financial Officer	2017	425,000	—	594,400	—	465,864	4,000	75,998	1,565,262	1,561,262

(1)

As part of the shareholder litigation settlement, Mr. Cummings and Mr. Cama surrendered stock awards with a grant date fair value of $11.6 million and $9.3 million, respectively, and stock options with a grant date fair value of $4.2 million and $3.3 million, respectively.  Mr. Cummings and Mr. Cama received Replacement Awards of stock awards with a grant date fair value of $10.2 million and $8.2 million, respectively, and stock options with a grant date fair value of $467,357 and $373,885, respectively.  These transactions were accounted for as a modification of the original grant and there was no incremental expense to the Company or compensation to the employees as the grant date fair value of the surrendered awards was $5.1 million and $4.0 million higher than the grant date fair value of the Replacement Awards for Mr. Cummings and Mr. Cama, respectively.

(2)

The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC 718, of restricted stock and stock option awards granted pursuant to the 2015 Equity Incentive Plan. The grant date fair value per share for the stock awards granted in 2017 was $14.86 for Messrs. Spengler and Burke and $13.79 for Mr. Kalamaras. Assumptions used in the calculation of these amounts are included in Note 12 to Investors Bancorp’s audited financial statements for the calendar year ended December 31, 2019 included in Investors Bancorp’s Annual Report on Form 10-K. The annual financial statement expense that we are required to recognize for these grants will be expensed ratably over the vesting period, but SEC rules require that we report the full grant date fair value of restricted stock and stock option awards in the year in which the grants are made even though the value cannot be received by the officers in that year.

(3)	The amounts were earned pursuant to the Executive Officer Annual Incentive Plan.
(4)

Effective December 31, 2016, the Defined Benefit Plan and SERP II was frozen. The amounts in this column reflect the aggregate change in the actuarial present value of the Named Executive Officer’s accumulated benefit under all defined benefit and actuarial pension plans (including non-qualified supplemental plans) from the measurement date in the immediately preceding calendar year to the measurement date in such calendar year, determined using the interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. For 2019, the change in the pension value was substantially higher than 2018 primarily as a result of the decrease in the discount rate assumption due to market conditions. In particular, 78% of Mr. Cummings’s change in pension value in 2019 was due solely to changes in the discount rate. For 2018, the change in pension value was negative for each NEO as a result of the increase in the discount rate assumption due to market conditions. Earnings under the SERP I attributable to the Supplemental ESOP Benefit are not included in this column because the earnings were not “above-market,” as defined by the SEC.

(5)

The amounts in this column represent all other compensation not reported in prior columns in this table, including perquisites, the aggregate value of which exceeds $10,000, and employer contributions to defined contribution plans. See the “All Other Compensation” and “Perquisites” tables below for a breakdown of these amounts for the year ended December 31, 2019.

All Other Compensation

Name	Calendar or Fiscal Year	Perquisites and Other Personal Benefits ($)(1)	Company Contribution for Medical and Insurance Benefits ($)	Company Contributions to ESOP and 401(k) Plan and SERP I ($)	Total ($)
Kevin Cummings	2019	22,827	27,387	157,590	207,804
Domenick A. Cama	2019	35,222	29,252	97,233	161,707
Richard S. Spengler	2019	10,395	22,712	52,175	85,282
Paul Kalamaras	2019	32,589	3,447	56,023	92,059
Sean Burke	2019	12,522	22,392	52,597	87,511

(1)	A detailed description of the perquisites included in this column is set forth in the table below.

Perquisites

Name	Calendar or Fiscal Year	Automobile Allowance ($)	Long Term Care ($)	Club Dues ($)	Executive Health Exam ($)	Total Perquisites and Other Personal Benefits ($)
Kevin Cummings	2019	8,877	11,793	2,157	—	22,827
Domenick A. Cama	2019	12,590	15,055	4,807	2,770	35,222
Richard S. Spengler	2019	4,121	2,553	3,721	—	10,395
Paul Kalamaras	2019	9,888	12,262	5,644	4,795	32,589
Sean Burke	2019	8,662	—	—	3,860	12,522

CEO Pay Ratio

In accordance with the applicable provisions of Section 953 (b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402 (u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of all employees of the Company and the annual total compensation of our Chief Executive Officer.

For 2019, our median annual total compensation for all employees other than our CEO was $63,563. The annual total compensation for our CEO for the same period was $5,411,352.  The ratio of our CEO’s compensation to the median employee’s compensation was 85 to 1.

We identified our median employee using our entire workforce as of December 12, 2019 of approximately 1,800 full-time and part-time employees. We used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal year 2019. We determined the compensation for our median employee by calculating total compensation for such employee for 2019 in accordance with the requirements of Item 402 (c)(2)(x) of Regulation S-K.  With regard to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement.

As the SEC rules for identifying the median employee allow companies to apply various methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions, the pay ratio reported by Investors Bancorp may not be comparable to the pay ratio reported by other companies, as other companies may have different geographic profiles, different employee populations and compensation practices and may utilize different methodologies, conclusions, exclusions, estimates and assumptions in calculating their pay ratios.

Grants of Plan-Based Awards in 2019

The following table sets forth certain information as to grants during calendar 2019 of plan-based awards to the Named Executive Officers under the Executive Officer Annual Incentive Plan.

		Estimated Payouts Under Non- Equity Incentive Plan Awards(2)			All Other Stock Awards Number	All Other Option Awards Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	of Shares of Units(#)	Options (#)	Awards ($/Sh)	Option Awards ($)(3)
Kevin Cummings	2/25/2019	940,625	1,410,938	1,881,250	—	—	$—	$—
	7/22/2019	—	—	—	925,000	—	$—	$10,230,500
	7/22/2019	—	—	—	—	525,120	$12.54	$467,357
Domenick A. Cama	2/25/2019	507,500	761,250	1,015,000	—	—	$—	$—
	7/22/2019	—	—	—	740,000	—	$—	$8,184,400
	7/22/2019	—	—	—	—	420,096	$12.54	$373,885
Richard S. Spengler	2/25/2019	244,125	366,188	488,250	—	—	$—	$—
Paul Kalamaras	2/25/2019	236,250	354,375	472,500	—	—	$—	$—
Sean Burke	2/25/2019	236,250	354,375	472,500	—	—	$—	$—

(1)	The awards with a grant date of July 22, 2019 represent the Replacement Awards. Refer to the “Implementation of Settlement of Stockholder Litigation” section in this proxy statement.
(2)

Amounts shown assume achievement of 50%, 75% and 100% of individual goals and objectives at Threshold, Target and Maximum, respectively. The range of estimated possible payouts reflects payouts under the Executive Officer Annual Incentive Plan.

(3)

Represents the grant date fair value of the Replacement Awards determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 to the audited financial statements included in the Annual Report on Form 10-K for the calendar year ended December 31, 2019. The fair value of the stock option awards was $0.89 as computed in accordance with FASB ASC Topic 718.  For a discussion of the Replacement Awards, see the “Implementation of Settlement of Stockholder Litigation” section in this proxy statement.

For the year ended December 31, 2019, there were no equity grants to the Named Executive Officers other than the Replacement Awards to our CEO and COO.

For a narrative description of the material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and in the Grants of Plan-Based Awards Table for 2019, please see “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information with respect to outstanding equity awards as of December 31, 2019 for the Named Executive Officers.

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (2) Unexercisable	Option Exercise Price ($)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kevin Cummings	7/22/19	131,280	393,840	12.54	6/23/25	379,762	4,526,763	—	—
Domenick A. Cama	7/22/19	105,024	315,072	12.54	6/23/25	303,810	3,621,415	—	—
Richard S. Spengler	6/23/15	407,618	305,715	12.54	6/23/25	202,540	2,414,277	—	—
	2/27/17	—	—	—	—	36,000	429,120	—	—
Paul Kalamaras	6/23/15	407,618	305,715	12.54	6/23/25	202,540	2,414,277	—	—
	3/27/17	—	—	—	—	36,000	429,120	—	—
Sean Burke	6/23/15	358,094	268,572	12.54	6/23/25	177,222	2,112,486	—	—
	2/27/17	—	—	—	—	24,000	286,080	—	—

(1)	The awards with a grant date of July 22,2019 represent the Replacement Awards. Refer to the “Implementation of Settlement of Stockholder Litigation” section in this proxy statement.
(2)

Stock option and restricted stock awards generally vest over a seven-year period commencing on the first anniversary of the date granted. Includes stock awards that were earned after performance goals were achieved over the three-year period from 2015-2017.

(3)	Stock options generally expire if unexercised 10 years after the grant date.
(4)	Amounts shown are based on the fair market value of Investors Bancorp common stock on December 31, 2019 of $11.92.

Option Exercises and Stock Vested in 2019

The following table provides information concerning stock option exercises and the vesting of stock awards for each Named Executive Officer during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
Kevin Cummings	—	—	710,718	7,927,576
Domenick A. Cama	—	—	568,571	6,342,024
Richard S. Spengler	—	—	100,255	1,163,652
Paul Kalamaras	—	—	100,255	1,153,812
Sean Burke	—	—	85,222	986,558

(1)

For Mr. Cummings and Mr. Cama, stock awards of 165,477 and 132,381, respectively, vested prior to July 22, 2019 with a value realized on vesting of $1,897,211 and $1,517,763, respectively.  These shares were all surrendered on July 22, 2019.  Mr. Cummings and Mr. Cama were granted Replacement Awards on July 22, 2019 and 545,241 and 436,190 of these shares, respectively, vested immediately with a value realized on vesting of $6,030,365 and $4,824,261, respectively.  For further details, refer to the “Implementation of Settlement of Stockholder Litigation” section in this proxy statement.

Pension Benefits at or for the year ended December 31, 2019

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in Investors Bancorp’s financial statements. The Defined Benefit Plan and SERP II were frozen effective as of the close of business on December 31, 2016. For a narrative description of each applicable plan, please see “Compensation Discussion and Analysis” above.

Name	Plan Name	Number of Years Credited Service ($) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Year ($)
Kevin Cummings	Defined Benefit Plan	12.5	737,000	—
	SERP I and SERP II	12.5	19,925,000	—
Domenick A. Cama	Defined Benefit Plan	26.0	1,372,000	—
	SERP I and SERP II	26.0	10,347,000	—
Richard S. Spengler	Defined Benefit Plan	30.0	1,150,000	—
	SERP I and SERP II	30.0	3,273,000	—
Paul Kalamaras	Defined Benefit Plan	7.3	325,000	—
	SERP I and SERP II	7.3	3,525,000	—
Sean Burke	Defined Benefit Plan	0.9	28,000	—
	SERP I and SERP II	—	—	—

(1)

The number of years of credited service represents all years of service, including years following the change in benefit formula for the Defined Benefit Plan on January 1, 2006. For Messrs. Cama and Spengler, credited service years include qualified years served at other financial institutions that participated in the Defined Benefit Plan, formerly known as the Financial Institutions Retirement Fund.

(2)

The figures shown are determined as of the plan’s measurement date of December 31, 2019 for purposes of Investors Bancorp’s audited financial statements. For discount rate and other assumptions used for this purpose, please refer to Note 12 to the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2019.

Nonqualified Deferred Compensation at or for the year ended December 31, 2019

The following table sets forth information with respect to the Supplemental ESOP portion of SERP I at and for the year ended December 31, 2019 for the Named Executive Officers. For a narrative description of SERP I, please see “Compensation Discussion and Analysis” above.

Name	Plan Name	Executive Contributions in Last Year ($)	Registrant Contributions in Last Year ($)(1)	Aggregate Earnings in Last Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)(3)
Kevin Cummings	SERP I	—	131,990	243,694	—	2,043,067
Domenick A. Cama	SERP I	—	71,633	122,819	—	1,034,790
Richard S. Spengler	SERP I	—	26,575	45,436	—	382,887
Paul Kalamaras	SERP I	—	30,423	34,475	—	300,780
Sean Burke	SERP I	—	26,997	6,569	—	78,509

(1)

The value of the non-qualified Supplemental ESOP contribution made pursuant to SERP I in calendar 2019 is based on the fair market value of Investors Bancorp common stock on December 31, 2019 of $11.92. These contributions are included in the Summary Compensation Table.

(2)

The aggregate earnings for the Supplemental ESOP and Retirement Plan reflect the change in value of phantom shares issued prior to 2019, based on the fair market value of Investors Bancorp common stock on December 31, 2019 of $11.92. This amount is not included in the Summary Compensation Table because the rate of earnings was not “above-market,” as defined by the SEC.

(3)

The aggregate balances reported for the Supplemental ESOP Plan are based on the market value of Investors Bancorp common stock on December 31, 2019 of $11.92. For Messrs. Cummings, Cama, Spengler, Kalamaras and Burke, $1,384,447, $709,700, $279,915, $231,782 and $49,936, respectively, of their total aggregate balance was previously reported as compensation to them in our Summary Compensation Tables for previous years.

Potential Payments Upon Termination or Change in Control

As of December 31, 2019, Investors Bancorp had employment agreements with Messrs. Cummings, Cama, Spengler, Kalamaras and Burke. A narrative description of the material terms of the agreements is set forth in “Compensation Discussion and Analysis.” The table below reflects the amount of compensation and benefits payable to each Named Executive Officer pursuant to his employment agreement in the event of termination of his employment. No payments are required under the employment agreements due to the Named Executive Officers’ voluntary termination prior to a change in control. The amount of compensation payable to each Named Executive Officer upon: (i) retirement; (ii) early retirement; (iii) involuntary termination (other than for cause); (iv) termination following a change of control; and (v) in the event of disability is shown below. The amounts shown assume that such termination was effective as of December 31, 2019, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the Named Executive Officer upon termination. The amounts shown relating to unvested stock options and restricted stock awards are based on the fair market value of Investors Bancorp common stock on December 31, 2019 of $11.92 per share. Messrs. Cummings and Cama are entitled to tax indemnification payments for any excess parachute payments under Section 280G of the Internal Revenue Code. With respect to the change in control benefits payable to Messrs. Spengler, Kalamaras and Burke, the amounts shown in the table below do not take into account any reductions that may be required in order to comply with the Internal Revenue Code Section 280G cut back or net best benefit provision in each of their employment agreements. The actual amounts to be paid out can only be determined at the time of such executive’s date of termination with Investors Bancorp. The following table does not include amounts payable upon termination of employment under SERP I and SERP II that are vested as of December 31, 2019 because the present value of the accumulated vested benefits under each of those plans as of December 31, 2019 is set forth in the tables above.

	Mr. Cummings	Mr. Cama	Mr. Spengler	Mr. Kalamaras	Mr. Burke
Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Early Retirement (1)
Retiree Health/Life Insurance	—	—	—	—	—
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Disability
Salary Continuation (2)	2,728,100	1,558,100	1,138,100	1,093,100	813,100
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	4,526,765	3,621,412	2,843,398	2,843,398	2,398,566
Other benefits (3)	23,738	25,101	15,767	6,960	12,079
Death
Salary Continuation (4)	1,075,000	725,000	465,000	450,000	450,000
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	4,526,765	3,621,412	2,843,398	2,843,398	2,398,566
Other benefits (3)	33,574	33,574	27,328	86	22,585
Discharge without Cause or Resignation with Good Reason (no Change in Control)
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	—	—	—	—	—
Salary and Cash Incentive (5)	9,675,001	5,655,001	2,985,300	2,899,531	2,752,501
Other benefits (3)	142,426	150,604	100,603	47,763	76,405
Discharge without Cause or Resignation with Good Reason (Change in Control-related)
Stock Option Vesting	—	—	—	—	—
Restricted Stock Vesting	4,526,765	3,621,412	2,843,398	2,843,398	2,398,566
Salary and Cash Incentive (5)	9,675,001	5,655,001	2,985,300	2,899,531	2,752,501
Other benefits (3)	142,426	150,604	100,603	47,763	76,405
Tax Indemnification Payment (6)	—	—	—	—	—

(1)	As of December 31, 2019, none of the Named Executive Officers were eligible for early retirement or retirement.

(2)

Upon disability, the Named Executive Officer is entitled to base salary for the longer of the remaining term of his employment agreement or one year. Such benefit is reduced by the amount paid under our disability plan or policy, which is not reflected in this table.

(3)

Other benefits include amounts for benefits in effect prior to termination; life, medical, dental, disability and long-term care, and is calculated based on the terms specified in the employment agreements.

(4)	This amount is payable according to normal payroll practices for one year following the Named Executive Officer’s date of death.
(5)	This amount is paid in a lump sum following the Named Executive Officer’s date of termination.
(6)

This amount is generally payable in a lump sum to the Named Executive Officer following the date of termination, but it may be timely paid directly to the applicable taxing authorities on behalf of the named executive officer.

Director Compensation

Director Fees

Each of the individuals who serve as a director of Investors Bancorp also serves as a director of Investors Bank. The non-employee directors of Investors Bancorp and Investors Bank are compensated separately for service on each entity’s board. Employee directors are not compensated for serving as directors. The following table describes the components of non-employee director compensation during 2019:

Compensation Element	Director Compensation ($)
Annual Fee for Investors Bancorp Non-Employee Director	24,000
Annual Fee for Investors Bank Non-Employee Director	73,200
Annual Fee for Lead Independent Director	25,000
Annual Fee for Committee Chair	10,000
Annual Fee for Audit Committee Member	15,000
Annual Fee for Compensation and Benefits Committee Member	15,000
Annual Fee for Nominating and Corporate Governance Committee Member	7,500
Annual Fee for Risk Oversight Committee Member	10,000

The Board of Directors establishes non-employee director compensation based on recommendations of the Compensation and Benefits Committee. The Compensation and Benefits Committee, on not less than an annual basis, engages the services of a compensation consultant and its external surveys to assist in the committee’s review of director compensation.

Stock Option and Stock Award Program

At the annual meeting of stockholders held on June 9, 2015, stockholders of the Company approved the 2015 Equity Plan, as described above in “Compensation Discussion and Analysis.” Directors are eligible to participate in the 2015 Equity Plan. Under this plan, officers and directors are eligible to receive awards of restricted stock and stock options to purchase shares of Investors Bancorp common stock (at an exercise price of no less than the market price of the common stock at the time of grant).

For the year ended December 31, 2019, there were no grants awarded to the directors.

Director Benefits

For individuals, who were directors as of 2007, and their spouses or spousal equivalents, Investors Bank sponsors a long-term care program. Individuals who became directors subsequent to 2007 are not eligible for the long-term care program. Directors became eligible to participate after one year of service either on the Board of Directors, through past employment or as counsel prior to becoming a director. Each individual policy is owned by the covered person. Investors Bank pays all premiums under the long-term care program but will stop paying premiums in the event of the participant’s: (i) resignation from the Board of Directors prior to attaining normal retirement age (except for health reasons); (ii) relocation outside of the country; or (iii) death. Spousal coverage will be terminated upon: (i) a participant’s resignation prior to normal retirement age (except for health reasons); (ii) divorce from the participant; (iii) the participant no longer qualifying for coverage; (iv) the spouse’s permanent relocation outside of the country; or (v) death. Participants who cannot be insured through an insurance company under the long-term care program will be self-insured by Investors Bank.

Deferred Directors Fee Plans

Investors Bancorp maintains the Investors Bancorp, Inc. Deferred Directors Fee Plan and Investors Bank maintains the Investors Bank Deferred Directors Fee Plan. Each non-employee member of the Board of Directors of Investors Bancorp and the Board of Directors of Investors Bank is eligible to participate in the respective plan and has the right to elect to defer the receipt of all or any part of the director fees earned as a member of the Board of Directors of Investors Bancorp or Investors Bank, as applicable. Compensation deferred under the plans and interest (at a rate equal to one and one-half percent below the Wall Street Journal prime rate) thereon is payable upon the earlier of the participant’s death, disability or separation from service. Such deferred compensation will be payable in a lump sum, unless the participant has elected payment in monthly installments over a period of up to ten years.  At December 31, 2019, there were no participants in the Investors Bank Deferred Directors Fee Plan or the Investors Bank Deferred Directors Fee Plan.

Split Dollar Life Insurance Agreements

Mr. Albanese, Mr. Bone and Ms. Siekerka are each party to individual split dollar life insurance agreements with Roma Bank, which were assumed by Investors Bank on December 6, 2013 in connection with the merger between Investors Bancorp and Roma Financial Corporation. Investors Bank owns a life insurance policy on the lives of Messrs. Albanese, Bone and Ms. Siekerka. Under the agreement, upon the death of the director, the proceeds of the policy are divided between the director’s beneficiary, who is entitled to $100,000 on the director’s death, and Investors Bank, which is entitled to the remainder of the death benefit. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon death.

Mr. Stathoulopoulos is party to a split dollar life insurance agreement with Marathon National Bank of New York, which was assumed by Investors Bank on October 15, 2012 in connection with the merger between Investors Bancorp and Marathon Banking Corporation. Investors Bank owns a life insurance policy on the life of Mr. Stathoulopoulos. Under the agreement, upon the death of the director, the proceeds of the policy are divided between the director’s beneficiary, who is entitled to $750,000 on the director’s death, and Investors Bank, which is entitled to the remainder of the death benefit. The director has the right to designate the beneficiary who will receive his or her share of the proceeds payable upon death.

Summary of Directors’ Compensation

The following table sets forth for the year ended December 31, 2019 certain information as to total compensation paid to non-employee directors.

Directors’ Compensation Table

Name	Investors Bancorp Fees Earned or Paid in Cash ($)	Investors Bank Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Robert C. Albanese	73,996	73,200	—	—	—	544	147,740
Dennis M. Bone	96,496	73,200	—	—	—	412	170,108
Doreen R. Byrnes	66,496	73,200	—	—	—	15,775	155,471
Peter H. Carlin(4)	56,496	73,200	—	—	—	—	129,696
William V. Cosgrove	56,496	73,200	—	—	—	37,542	167,238
James J. Garibaldi	33,996	73,200	—	—	—	—	107,196
Michele N. Siekerka	66,496	73,200	—	—	—	143	139,839
Paul N. Stathoulopoulos	63,996	73,200	—	—	—	4,249	141,445
James H. Ward III	73,996	73,200	—	—	—	—	147,196

(1)

Messrs. Albanese and Ward and Mses. Byrnes and Siekerka each had unvested stock awards of 10,431, respectively, at December 31, 2019. Messrs. Bone, Cosgrove, Garibaldi and Stathoulopoulos each had unvested stock awards of 10,430, respectively, at December 31, 2019. All unvested stock awards were granted June 23, 2015 under the 2015 Equity Incentive Plan. Pursuant to the Settlement Agreement, a total of 95,694 unvested restricted stock awards were surrendered.

(2)

Messrs. Albanese, Bone, Cosgrove, Garibaldi, Stathoulopoulos and Ward and Mses. Byrnes and Siekerka each had no unexercised stock option awards at December 31, 2019. Pursuant to the Settlement Agreement, all of the previously outstanding stock options were surrendered.

(3)

This amount includes perquisites and other personal benefits, or property, if the aggregate amount for each director is at least $10,000. Specifically, this amount represents the premiums paid for long term care coverage for Ms. Byrnes and her spouse. In addition, the amount includes automobile allowance and club dues for Mr. Cosgrove. For Messrs. Albanese, Bone and Stathoulopoulos and Ms. Siekerka, this amount includes imputed income with respect to their split dollar life insurance agreements.

(4)	Mr. Carlin resigned from the Boards of Directors on December 18, 2019.

Other Matters

Director Stock Ownership Requirements

The Board believes its directors should have a financial investment in Investors Bancorp to further align their interests with stockholders. Directors are expected to own at least 25,000 shares of common stock (excluding stock options). Stock holdings are expected to be achieved within five (5) years of either the implementation of the ownership guidelines or the starting date of the individual, whichever is later.

Securities Authorized for Issuance Under Equity Compensation Plans

Set forth below is information as of December 31, 2019 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	Weighted Average Exercise Price(2)	Number of Securities Remaining Available For Issuance Under Plan
Equity compensation plans approved by stockholders	5,654,461	$12.46	17,677,005	(3)
Equity compensation plans not approved by stockholders	—	$—	—
Total	5,654,461	$—	17,677,005

(1)	Includes outstanding stock options to purchase 120,666 shares of common stock granted under the 2006 Equity Incentive Plan.
(2)

With respect to the stock options, the weighted average exercise price reflects an exercise price of $8.15 for 73,491 stock options granted in 2013; an exercise price of $10.28 for 47,175 stock options granted in 2014; an exercise price of $12.54 for 4,324,339 stock options granted in 2015; an exercise price of $11.83 for 110,600 stock options granted in 2016; an exercise price of $13.29 for 63,640 stock options granted in 2017; an exercise price of $12.99 for 40,000 stock options granted in 2018 and an exercise price of $12.53 for 995,216 stock options granted in 2019 under the Company’s stock-based compensation plans.

(3)	Represents the number of available shares that may be granted as stock options and other stock awards under the Company’s stock-based compensation plans.

Proposal II–Advisory Vote to Approve Executive Compensation

The Compensation Discussion and Analysis appearing earlier in this Proxy Statement describes the executive compensation program and the compensation decisions made by the Compensation and Benefits Committee with respect to the Chief Executive Officer and other officers named in the Summary Compensation Table (who are referred to as the “Named Executive Officers”).

This proposal, commonly known as a “Say-on-Pay” proposal, gives you as a stockholder the opportunity to vote on our executive pay program. In accordance with Section 14A of the Exchange Act, the Board of Directors is requesting stockholder to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Investors Bancorp, Inc. approve the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and narrative accompanying the tables.”

Our executive compensation program is based on a pay for performance philosophy that is designed to support our business strategy and align the interests of our executives with our stockholders. The Board of Directors believes that the link between compensation and the achievement of our long- and short-term business goals has helped our financial performance over time, while not encouraging excessive risk taking.

For these reasons, the Board of Directors is requesting stockholders to support this proposal. While this advisory vote is non-binding, the Compensation and Benefits Committee and the Board of Directors value the views of the stockholders and will consider the outcome of this vote in future executive compensation decisions.

The Board of Directors recommends a vote “FOR” approval of the compensation paid to Investors Bancorp’s Named Executive Officers.

Proposal III–Ratification of the Appointment of the Independent Registered Public Accounting Firm

Investors Bancorp’s independent registered public accounting firm for the year ended December 31, 2019 was KPMG LLP. The Audit Committee has re-appointed KPMG LLP to continue as the independent registered public accounting firm for Investors Bancorp for the year ending December 31, 2020, subject to the ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to attend the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Stockholder ratification of the appointment of KPMG LLP is not required by Investors Bancorp’s Bylaws or otherwise. However, the Board of Directors is submitting the appointment of the independent registered public accounting firm to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether it should select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of Investors Bancorp and its stockholders.

Audit Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for the audit of the Investors Bancorp’s annual financial statements, review of the financial statements included in the Investors Bancorp’s Quarterly Reports on Form 10-Q and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings and engagements were $1,250,000 and $1,200,000 during the years ended December 31, 2019 and 2018, respectively.

Audit Related Fees. The aggregate fees billed to Investors Bancorp for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit of and review of the financial statements and that are not already reported in “Audit Fees,” above, were $295,000 and $86,000 during the years ended December 31, 2019 and 2018, respectively. These services included audits of employee benefit plans, acquisition and transaction related procedures for a subsidiary of the Company.

Tax Fees. The aggregate fees billed to Investors Bancorp for professional services rendered by KPMG LLP for tax compliance, tax advice and tax planning were $190,000 and $356,597 during the years ended December 31, 2019 and 2018, respectively.

All Other Fees. The aggregate fees billed to Investors Bancorp for compliance reviews were $60,000 and $60,000 during the years ended December 31, 2019 and 2018, respectively.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of KPMG LLP. The Audit Committee concluded that performing such services does not affect the independence of KPMG LLP in performing its function as Investors Bancorp’s independent registered public accounting firm.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit and audit-related services between meetings of the Audit Committee, provided the Chair reports any such approvals to the full Audit Committee at its next meeting. The full Audit Committee pre-approves all other services to be performed by the independent registered public accounting firm and the related fees.

The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the independent registered public accounting firm.

Other Matters

As of the date of this document, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than as described in this document. However, if any other matter shall properly come before the Annual Meeting or any adjournment or postponement thereof and shall be voted upon, the proxy will be deemed to confer authority to the individuals named therein to vote the shares represented by the proxy in accordance with their best judgment as to any such matters.

Stockholder Proposals

To be eligible for inclusion in the proxy materials for next year’s annual meeting of stockholders under SEC Rule 14a-8, any stockholder proposal to take action at such meeting must be received at Investors Bancorp’s executive office, 101 JFK Parkway, Short Hills, New Jersey 07078, no later than December 10, 2020. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Advance Notice of Business to be Conducted at an Annual Meeting

The Bylaws of Investors Bancorp also provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of stockholders. In order for a stockholder to properly bring business before an annual meeting, the stockholder must give written notice to the Corporate Secretary of Investors Bancorp not less than 90 days prior to the date of Investors Bancorp’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made. The notice must include the stockholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. Nothing in this paragraph shall be deemed to require Investors Bancorp to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal under SEC Rule 14a-8. In accordance with the foregoing, in order for a proposal or a nomination to be brought before the annual meeting of stockholders to be held following the year ending December 31, 2020, notice must be provided to the Corporate Secretary by January 8, 2021.

An additional copy of Investors Bancorp’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2019, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders upon written request to the Corporate Secretary, Investors Bancorp, Inc., 101 JFK Parkway, Short Hills, New Jersey 07078. The Form 10-K is also available free of charge on the “Investor Relations” page of the Investors Bank’s website at www.investorsbank.com.

Annual Meeting of Investors Bancorp, Inc. Date: Time: Place: May 19, 2020 9:00 A.M.www.proydocs.com/ISBC Please note the Annual Meeting is being held as a virtual meeting as a result of the outbreak of the Coronavirus Disease 2019 (COVID-19). If you would like to attend the virtual Annual Meeting, please register in advance at www.proxydocs.com/ISBC. The deadline to register to attend the virtual Annual Meeting is Friday, May 15, 2020 at 5:00 P.M., Eastern Time. Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.1: The election as Directors of all nominees listed below, each for a three-year term: Nominees:01 Dennis M. Bone Doreen R. Byrnes William V. Cosgrove02 03 For Withhold Directors Recommend For Against Abstain For For 2: The approval of a non-binding, advisory proposal to approve the compensation paid to our Named Executive Officers. The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for Investors Bancorp, Inc. for the year ending December 31, 2020. For Authorized Signatures - This section must be completed for your instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of Investors Bancorp, Inc. to be held on Tuesday, May 19, 2020 for Stockholders as of March 23, 2020 This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET www.proxypush.com/ISBC Cast your vote online. View Meeting Documents. TELEPHONE 855-668-4175 or or Mail  Use any touch-tone telephone. •Have your Proxy Card/Voting Instruction Form ready. Follow the simple recorded instructions. Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 and 3. All votes for 401(k) and ESOP participants must be received by 11:59 P.M., Eastern Time, May 14, 2020 PROXY TABULATOR FOR P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Annual Meeting Materials are available at: www.proxydocs.com/isbc IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. REVOCABLE PROXY – INVESTORS BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS May 19, 2020 9:00 a.m. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) signing this proxy card hereby appoints the official proxy committee consisting of the Board of Directors (other than the nominees for directors set forth on the reverse side) with full powers of substitution to act as attorneys and proxies for the stockholder(s) to vote all shares of common stock of Investors Bancorp, Inc. (the “Company”) that the stockholder(s) is entitled to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held via the Internet at www.proxydocs.com/ISBC on May 19, 2020, at 9:00 a.m., local time and at any adjournments thereof. Please note the Annual Meeting is being held as a virtual meeting as a result of the outbreak of the Coronavirus Disease 2019 (COVID-19). The official proxy committee is authorized to cast all votes to which the stockholder(s) is entitled as follows: THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY, IF EXECUTED, WILL BE VOTED FOR EACH OF THE PROPOSITIONS AND NOMINEES LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Annual Meeting. The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Annual Meeting, the Proxy Statement dated April 9, 2020 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Please separate carefully at the perforation and return just this portion in the envelope provided.